     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 28, 2000


                                                      REGISTRATION NO. 333-95509
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                            ------------------------

                        ARROWPOINT COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                              3576                             04-3364184
  (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            ------------------------
                        ARROWPOINT COMMUNICATIONS, INC.

                                 50 NAGOG PARK
                           ACTON, MASSACHUSETTS 01720
                                 (978) 206-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 CHIN-CHENG WU
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                 50 NAGOG PARK
                           ACTON, MASSACHUSETTS 01720
                                 (978) 206-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

              PATRICK J. RONDEAU, ESQ.                              KEITH F. HIGGINS, ESQ.
                 HALE AND DORR LLP                                       ROPES & GRAY
                  60 STATE STREET                                   1 INTERNATIONAL PLACE
            BOSTON, MASSACHUSETTS 02109                          BOSTON, MASSACHUSETTS 02110
             TELEPHONE: (617) 526-6000                            TELEPHONE: (617) 951-7000
              TELECOPY: (617) 526-5000                             TELECOPY: (617) 951-7050

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
                            ------------------------
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ---------------

    If this form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]
                       ---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registrations statement of the same offering. [ ]
                          ---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO BE        AGGREGATE OFFERING     AGGREGATE OFFERING         AMOUNT OF
    SECURITIES TO BE REGISTERED           REGISTERED(1)        PRICE PER SHARE(2)          PRICE(2)         REGISTRATION FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value......        5,750,000                $32.00              $184,000,000             $48,576
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------



(1) Includes 750,000 shares of common stock which may be purchased to cover overallotments, if any.

(2) Estimated solely for purposes of calculating registration fee pursuant to Rule 457(a).

(3) A registration fee of $22,770 was paid with the initial filing of this registration statement and an additional registration fee of $3,036 was paid with Amendment No. 1. Accordingly an additional registration fee of $22,770 is being paid herewith.

                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION. DATED MARCH 28, 2000.


                                5,000,000 Shares

                        [ARROWPOINT COMMUNICATIONS LOGO]
                                  Common Stock

                            ------------------------

     This is an initial public offering of shares of ArrowPoint Communications, Inc. All of the shares of common stock are being sold by ArrowPoint.


     Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $30.00 and $32.00. ArrowPoint has applied for quotation of the common stock on the Nasdaq National Market under the symbol "ARPT".


     See "Risk Factors" beginning on page 6 to read about certain factors you should consider before buying shares of the common stock.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                            Per Share       Total
                                                            ---------       -----
Initial public offering price.............................  $             $
Underwriting discount.....................................  $             $
Proceeds, before expenses, to ArrowPoint..................  $             $

     To the extent that the underwriters sell more than 5,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 750,000 shares from ArrowPoint at the initial public offering price less the underwriting discount.

                            ------------------------


     The underwriters expect to deliver the shares in New York, New York on , 2000.


GOLDMAN, SACHS & CO.


                           DEUTSCHE BANC ALEX. BROWN

                                                     J.P. MORGAN & CO.

                            ------------------------

                      Prospectus dated             , 2000.

                                   [ARTWORK]

[Description of inside front cover graphic: graphic depicts ArrowPoint's two web switches along with the captions "The CS-100 Content Smart Web Switch is a compact solution for small to medium sized Web sites" and "The CS-800 Content Smart Web Switch is a carrier-class modular solution for high traffic Web sites:
Graphic contains our name and logo at the bottom right corner of the page. The phrase 'for high traffic sites' is on the right side of the web switches.]

[Description of gatefold graphics: This is a detailed graphic outlining ArrowPoint's Web Network Architecture. Under the caption "Service Provider Infrastructure" is a graphic of seven destinations from the cloud shape with the word Internet in the middle of the page. Five destinations are routed through ArrowPoint's Web Network Architecture and two destinations are not. The destination circles are connected by color-coded lines representing user requests. The color lines are described in a legend in the bottom left corner. Yellow dashed lines are captioned "Request routed based on user info," red dashed and solid lines are captioned "Request routed based on URL" and blue dashed lines are captioned "Request routed based on best site, server, content and application availability." Two circles at the top of the page are routed through a circle entitled ArrowPoint Web Network Architecture in the center above the Internet cloud. The Web Network Architecture circle depicts two of ArrowPoint's CS-800 web switches. Beneath the switches are the following three questions: "Who is Requesting User Info?" "What is Requested? URL" "Where are the best Resources?" At the top left corner, one destination circle is captioned "stocks.com hosted Web site" with icons of four groups of servers collectively captioned "Boston Data Center" and individually captioned "Real-time Stock Quotes," "401(k) Account Browsing," "Traffic Overflow Servers" and "Platinum Account Services." Beneath the circle is the caption "E-Commerce ArrowPoint enables businesses to offer high-speed services such as prioritizing important customers and transactions, delivering personalized content, and processing electronic shopping with increased reliability and security." In the top right corner, is another circle, captioned "portal.com hosted Web Site," with icons of two groups of servers collectively captioned "Boston Data Center" and individually captioned "Chat Room" and "Streaming Media Service." Above this circle is the caption "Web Content Providers ArrowPoint enables Web content providers to offer reliable, high-speed delivery of multimedia and other sophisticated content to customers, and to reduce Web infrastructure costs by using servers efficiently."

There are two more circles at the bottom of the page directly connected to the Internet Cloud. Red and blue lines lead to these two circles. The circle to the left is captioned "stocks.com customers" and contains three icons of personal computers captioned "Platinum Account Customer," "Stock Broker" and "401(k) Browser." The circle to the right is captioned "portal.com customers" and contains three icons of personal computers captioned "Boston User Wants Music Download," "Boston Chat Room Member" and "London User Wants Music Download."

In the bottom right corner, are the following two captions:

1. "Web & Application Hosters ArrowPoint enables hosting providers to offer new, managed services for e-commerce, content delivery and security. 'Flash crowd' insurance supports sudden traffic surges that can disrupt hosting customers' Web businesses."

2. "Internet Service Providers ArrowPoint enables ISPs to improve speed for broadband users, prioritize delivery of important information to subscribers, and realize significant savings on Internet bandwidth and cache servers."

Above these captions, and connected on the left by a red line to the cloud shape captioned "Internet" is a web switch icon captioned "CS-100" and "Dallas Data Center." This icon is also connected by a red line to an icon of a server to the right.

Above the "CS-100" caption is an icon captioned "CS-800" and "London Data Center" which is connected on the left by red and blue lines to the circle entitled Web Network Architecture. This London data center is also connected to both the lower right circle entitled portal.com customers and the Internet cloud. This London Data Center is connected on the right to two icons of servers captioned "Chat Room" and "Streaming Media Service."]

                               PROSPECTUS SUMMARY

     The following is a summary of some important information about ArrowPoint and this offering. It may not contain all of the information that is important to you. You should read this summary together with the more detailed information and our financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                   ARROWPOINT

     We provide intelligent Web switches that enable our customers to deploy a global Web network architecture to optimize e-commerce transactions and the delivery of Web content. Our products, which are specifically designed for the Web, are intended to enhance the performance, scalability, availability, reliability and security of our customers' Web sites. Using patented technology, our switches intelligently route requests for Web content or transactions to the network server that is best able to handle the request at that moment based on information about:

- the requesting party;

- the content or transaction requested; and

- the structure and changing conditions of the customer's Web network.

     In recent years there has been dramatic growth in both the number of people using the Internet and the amount of e-commerce taking place over the Web. To attract and retain Internet users, companies are continually increasing the amount and the sophistication of the information and services offered on their Web sites. This has resulted in significantly more complex Web sites, typically consisting of a variety of different types of servers connected by traditional networking devices such as switches and routers. While the increasing importance of the Internet to the businesses of many companies makes it critical for those companies to effectively manage their Web site traffic and provide visitors with a positive experience, the increasing complexity of their Web networks is making it more difficult to do so. We believe many companies are seeking to develop a Web network architecture that improves the ability to conduct e-commerce on their Web sites, intelligently directs Web traffic and enables these companies to offer new and enhanced Web services.

     Our intelligent Web switches enable our customers to deploy a Web network architecture that:

- facilitates e-commerce transactions;

- enables companies to give preferred or differing treatment to specific users or specific types of content requests;

- directs Web requests to the network server best able to handle those requests based on information about the requesting party, the Web content or transaction requested and the customer's Web network;

- identifies hot content, such as a breaking news story, and automatically triggers the copying of that content to dynamically add capacity to handle the requests for that content;

- intelligently redirects requests for content or applications unavailable due to a Web site failure to another Web site or server which has the requested information;

- protects against attempts by computer hackers to disable servers or keep servers busy performing useless tasks without significantly impairing performance;

- addresses a range of customer needs, from those of smaller Web sites to the high-performance demands of large, complex Web hosting operations; and

- tracks detailed statistics about the performance of the network, servers, applications and content.

     Our objective is to be the leading provider of intelligent Web switches that enable the deployment of a global Web network architecture to optimize e-commerce transactions and the delivery of Web content. To achieve this objective, we are pursuing the following strategies:

- targeting leading Web hosting and application service providers and e-commerce companies;

- aggressively expanding our direct sales force and increasing the size and productivity of our indirect sales channels;

- maintaining our technological leadership;

- pursuing strategic alliances with key customers, Web hosting and application service providers; and

- continuing to deliver superior service and support to our customers.

     Our customers include Web hosting and application service providers, e-commerce companies, Internet service providers and other enterprises deploying applications on the Web. Our Web switches enable our customers to solve many e-commerce problems and to offer new and enhanced Web services. As of December 31, 1999, over 100 companies have deployed our switches in their Web networks. Our customers include EMC, Exodus Communications, Global Crossing, NaviSite and Road Runner.

     ArrowPoint Communications, Inc. was incorporated in Delaware in April 1997. Our principal executive offices are located at 50 Nagog Park, Acton, Massachusetts 01720. Our telephone number is (978) 206-3000. Our World Wide Web site is located at www.arrowpoint.com. The information on our Web site should not be considered part of this prospectus.

                                  THE OFFERING

Shares offered by
ArrowPoint....................   5,000,000 shares


Shares outstanding after the
  offering....................   34,218,364 shares


Proposed Nasdaq National
Market symbol.................   "ARPT"

Use of proceeds...............   For general corporate purposes, including
                                 funding expansion of product development and sales and marketing activities and working capital. See "Use of Proceeds".


     The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding on February 29, 2000. This number does not include 5,790,998 shares of common stock issuable upon the exercise of stock options outstanding on February 29, 2000 with a weighted average exercise price of $5.40 per share. This number also does not include an aggregate of 10,694,334 additional shares reserved for future issuance under ArrowPoint's stock option and purchase plans as of February 29, 2000.


     Except as otherwise specified in this prospectus, all information in this prospectus:

     - gives effect to the automatic conversion of all outstanding shares of our preferred stock into 21,003,996 shares of our common stock, or two shares of common stock for each outstanding share of preferred stock, which will occur upon the closing of this offering;

     - gives effect to the two-for-one split of our common stock in February 2000; and

     - assumes that the underwriters do not exercise the over-allotment option that we have granted to them to purchase additional shares in the offering. See "Underwriting".

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     You should read this summary information with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes to those statements included elsewhere in this prospectus.

                                                          PERIOD FROM
                                                           INCEPTION             YEAR ENDED
                                                      (APRIL 14, 1997) TO       DECEMBER 31,
                                                         DECEMBER 31,        -------------------
                                                             1997             1998        1999
                                                      -------------------     ----        ----
STATEMENT OF OPERATIONS DATA:
Revenue.............................................        $    --             $201     $12,377
Cost of revenue.....................................             --              150       5,110
                                                            -------          -------    --------
Gross profit........................................             --               51       7,267
Total operating expenses............................          2,996            9,900      20,390
                                                            -------          -------    --------
Net loss............................................         (2,856)          (9,447)    (12,606)
Net loss per share:
  Basic and diluted.................................        $(11.36)          $(6.26)     $(3.99)
                                                            =======          =======    ========
  Pro forma basic and diluted.......................                                      $(0.57)
                                                                                        ========
Shares used in computing net loss per share:
  Basic and diluted.................................            251            1,509       3,157
  Pro forma basic and diluted.......................                                      22,277

     The following table presents a summary of our balance sheet as of December 31, 1999:

     - on an actual basis,

     - on a pro forma basis to reflect the sale in January 2000 of 657,263 shares of Series E preferred stock at $21.14 per share, a charge to accumulated deficit of $6.6 million related to the fair value of the beneficial conversion feature of the Series E preferred stock, and the conversion of all outstanding shares of our preferred stock into 21,003,996 shares of our common stock, and


     - on a pro forma basis as adjusted to reflect our sale of 5,000,000 shares of common stock in this offering at an assumed initial public offering price of $31.00 per share, after deducting the estimated underwriting discount and offering expenses.



                                                                    DECEMBER 31, 1999
                                                           -----------------------------------
                                                                                    PRO FORMA
                                                           ACTUAL     PRO FORMA    AS ADJUSTED
                                                           ------     ---------    -----------
BALANCE SHEET DATA:
Cash and cash equivalents................................  $10,731     $24,586      $167,811
Working capital..........................................   10,350      24,206       167,431
Total assets.............................................   23,206      37,061       180,286
Long-term liabilities....................................       --          --            --
Redeemable preferred stock...............................   34,534          --            --
Total stockholders' equity (deficit).....................  (19,858)     28,531       171,756

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock.

                       RISKS RELATING TO OUR BUSINESS AND
                             FINANCIAL PERFORMANCE

OUR LIMITED OPERATING HISTORY MAY MAKE IT DIFFICULT TO VALUE AND EVALUATE OUR BUSINESS AND OUR FUTURE PROSPECTS

     We commenced operations in April 1997 and commercially released our first product in the fourth quarter of 1998. Your evaluation of the risks and uncertainties of our business will be difficult because of our limited operating history. In addition, our limited operating history means that we have less insight into how technological and market trends may affect our business. The revenue and income potential of our business and market are unproven. You must consider our business and prospects in light of the risks and difficulties typically encountered by companies in their early stages of development, particularly those in new and rapidly evolving markets such as the Internet infrastructure industry.

WE HAVE INCURRED SUBSTANTIAL LOSSES TO DATE AND MAY NOT BE ABLE TO ACHIEVE OR MAINTAIN PROFITABILITY, WHICH COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE

     Since we began operations, we have incurred losses in every fiscal period. We incurred a net loss of $4.7 million in the fourth quarter of 1999 and our accumulated deficit through December 31, 1999 was $25.0 million. We cannot be certain if or when we will become profitable. Our failure to become profitable within the timeframe expected by investors may adversely affect the market price of our common stock. We expect to continue to increase our expenses in an effort to develop our business and, as a result, we will need to generate significant revenue to achieve profitability. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future.

OUR OPERATING RESULTS ARE DIFFICULT TO FORECAST AND MAY FLUCTUATE FROM QUARTER TO QUARTER, WHICH MAY HAVE A NEGATIVE IMPACT ON THE MARKET PRICE OF OUR COMMON STOCK

     Our operating results are difficult to forecast and may fluctuate from quarter to quarter. As a result of our limited operating history, we do not have historical financial data for a significant number of periods upon which to forecast quarterly financial performance. If our quarterly revenue or operating results fall below the expectations of investors or securities analysts, the price of our common stock could fall substantially.

     Among the factors that could cause our quarterly operating results to fluctuate are:

- We depend on a relatively small number of customers for a large percentage of our revenue in any particular quarter. As a result, a delay in a particular quarter in receiving orders from one or a small number of customers may have a significant negative impact on our operating results for that quarter.

- Our sales cycle makes it difficult to predict accurately when we will complete sales and when we will recognize revenue.

- We have historically derived a significant portion of our revenue from sales that occur near the end of a fiscal quarter. As a result, a delay in anticipated sales is more likely to result in a deferral of the associated revenue beyond the end of a particular quarter, which would have a significant impact on our operating results for that quarter.

     Most of our operating expenses do not vary directly with revenue and are difficult to adjust in the short term. As a result, if revenue for a particular quarter is below our expectations, we could not proportionately reduce operating expenses for that quarter, and therefore this revenue shortfall would have a disproportionate effect on our expected operating results for that quarter.

THERE IS INTENSE COMPETITION IN THE MARKET FOR INTERNET INFRASTRUCTURE SOLUTIONS AND IF WE FAIL TO COMPETE SUCCESSFULLY, OUR REVENUE COULD DECLINE AND WE COULD EXPERIENCE ADDITIONAL LOSSES

     The market for Internet infrastructure solutions is new, rapidly evolving and very competitive. We expect competition in this market to increase as a result of factors such as:

- the entrance of new competitors;

- innovations that improve competitive products or that enable products or services that are not currently competitive with our solutions to compete with us;

- acquisitions of competitive products or technologies, particularly by a large company with an established market presence and distribution capabilities; and

- strategic alliances, in which competitors succeed in bundling their products with other software products, hardware products or services.

     This competition could, among other things:

- divert sales from us;

- force us to charge lower prices; and

- adversely affect our strategic relationships with manufacturers, resellers and others.

If any of these risks occurred, our revenues could decline, our gross margins could decrease, our expenses could increase and we could experience additional losses.

     Our principal competitors include large networking equipment companies such as Cisco Systems, as well as companies such as Alteon WebSystems, F5 Networks and Foundry Networks. Some of our competitors have longer operating histories, greater name recognition and greater financial, technical, sales, marketing, support and other resources than we do.

OUR COMPANY IS GROWING RAPIDLY AND WE MAY BE UNABLE TO MANAGE OUR GROWTH EFFECTIVELY, WHICH COULD RESULT IN LOST SALES OR DISRUPTIONS TO OUR BUSINESS

     Our failure to effectively manage our recent and anticipated growth could have a material adverse effect on the quality of our products, our ability to retain key personnel and financial performance. From January 1, 1999 to January 31, 2000, the number of our employees increased from 60 to over 200 and we established a sales presence in over 10 U.S. cities and 14 countries. In addition, the proceeds of this offering will be used in part to further expand our operations and increase the number of our employees. This growth has strained, and may further strain, our management, operational systems and other resources. To manage our growth effectively, we must be able to enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations. There can be no assurance we will be able to do so.

WE PURCHASE SEVERAL OF OUR KEY COMPONENTS FROM SINGLE SOURCES, AND WE COULD LOSE REVENUE AND MARKET SHARE IF WE ARE UNABLE TO OBTAIN A SUFFICIENT SUPPLY OF THOSE COMPONENTS

     Several key components of our products are currently available from single vendors. If we are unable to obtain sufficient quantities of these components, we would be unable to manufacture and ship our products on a timely basis. This could result in lost or delayed revenue, damage to our reputation and increased manufacturing costs.

     Examples of the components which we purchase from single sources are:

- critical network processors for both the CS-100 and the CS-800 from MMC Networks;

- the power supply device for the CS-100 from Cherokee International; and

- the power supply device for the CS-800 from Tectrol.

     We do not have guaranteed supply agreements with any of the vendors of these products. Moreover, even if supply is available, our inability to accurately forecast the demand for our products may result in an inadequate supply of these components. Our products are designed based on the MMC network processor, and if we are unable to obtain a sufficient supply of these network processors from MMC, we would be forced to significantly modify the design of our products to use different network processors. If we are unable to obtain a sufficient supply of power supplies from our current vendors, we would be forced either to develop alternative sources of supply or to modify the design of our products to use more readily available components. Redesigning our products, particularly a redesign involving new network processors, or identifying new sources of supply may take a long time and may involve significant additional expenses. Moreover, our vendors may increase their prices for these components. Accordingly, the lack of alternative sources for these components may force us to pay higher prices for these components, which would cause our gross margins to decrease and could cause us to incur additional losses.

WE DEPEND UPON A SINGLE CONTRACT MANUFACTURER TO MANUFACTURE ALL OF OUR PRODUCTS AND IF THAT MANUFACTURER IS UNABLE OR UNWILLING TO MANUFACTURE A SUFFICIENT NUMBER OF OUR PRODUCTS, WE MAY NOT BE ABLE TO TIMELY FILL CUSTOMER ORDERS

     We currently subcontract the manufacturing and testing of our products to Plexus, an independent manufacturer. Our reliance on a single manufacturer exposes us to a number of risks, including reduced control over manufacturing capacity, product completion and delivery times, product quality and manufacturing costs. If, as we anticipate, we experience increased demand for our products, the challenges we face in managing our relationship with Plexus will be increased. If Plexus is unable or unwilling to manufacture a sufficient quantity of products for us, on the time schedules and with the quality that we demand, we may be forced to engage additional or replacement manufacturers, which could result in additional expenses and delays in product shipments.

IF WE ARE NOT ABLE TO HIRE AND RETAIN THE SKILLED PERSONNEL WE NEED TO SUCCEED, WE WILL NOT BE ABLE TO GROW OUR BUSINESS AS WE ANTICIPATE

     The growth of our business and revenue depends in large part upon our ability to attract and retain sufficient numbers of highly skilled employees, particularly qualified sales and engineering personnel. We plan to increase our employee count from 148 at December 31, 1999 to between 350 and 400 by December 31, 2000. We may not be successful in hiring and retaining the skilled personnel that we need. Qualified personnel are in great demand throughout the computer networking industry.

IF INTERNET INFRASTRUCTURE SOLUTIONS DO NOT ACHIEVE WIDESPREAD COMMERCIAL ACCEPTANCE, WE WILL NOT BE ABLE TO SELL OUR PRODUCTS AND OUR ABILITY TO INCREASE REVENUE WOULD BE HARMED

     Widespread commercial acceptance of our products is critical to our future success. The market for Internet infrastructure solutions is relatively new and rapidly evolving. Rather than utilizing Internet infrastructure solutions, many Web data center administrators manage Internet traffic by adding servers and interconnecting a variety of single-function traffic management tools. Our ability to increase revenue in the future depends on the extent to which our potential customers recognize the value of our solutions.

     The acceptance of our products may be hindered by:

- the failure of prospective customers to recognize the value of Internet infrastructure solutions;

- the reluctance of our prospective customers to replace or expand their current networking solutions, which may be supplied by more established vendors, with our products; and

- the emergence of new technologies or industry standards that could cause our products to be less competitive or obsolete.

     In addition, because the market for Internet infrastructure solutions is in an early stage of development, we cannot assess the size of the market accurately, and we have limited insight into trends that may emerge and affect our business. For example, we may have difficulty in predicting customer needs, developing products that could address those needs and establishing a distribution strategy for those products. We may also have difficulties in predicting the competitive environment that will develop.

BECAUSE WORLDWIDE DEMAND FOR MEMORY CHIPS HAS INCREASED, ADEQUATE QUANTITIES OF THIS KEY COMPONENT MAY NOT BE AVAILABLE TO SATISFY OUR NEEDS, WHICH COULD INCREASE THE COST AND DELAY DELIVERY OF OUR PRODUCTS

     During the last year, the demand for memory chips, a key component in our products, has increased worldwide. Although we purchase our memory chips from several suppliers, if these suppliers are unable to provide adequate quantities of memory chips to satisfy our needs, product shipments may be delayed, we could experience a loss of or delay in revenue and our competitive position would be harmed. In addition, if, as a result of increased demand, our suppliers raise the price of memory chips, the cost of manufacturing our products would increase and the sales of our products could decrease.

IF WE ARE UNABLE TO INTRODUCE NEW PRODUCTS AND FEATURES ON A TIMELY BASIS OR IF OUR NEW PRODUCTS ARE UNSUCCESSFUL, OUR SALES AND COMPETITIVE POSITION WILL SUFFER

     The market for Internet infrastructure solutions is characterized by rapidly changing technologies, frequent new product introductions and evolving customer requirements and industry standards. The rapid growth in the use of the Web and intense competition in our industry exacerbate these market characteristics. In order to remain competitive in our markets, we will need to introduce on a timely basis new products that offer significantly improved performance and features, at lower prices, and we may not be successful in doing so. Some prior versions of our products were released behind schedule, and this may happen again in the future. Delays in introducing new products and features, or the introduction of new products which do not meet the evolving demands of our customers, could damage our corporate reputation and cause a loss of or delay in revenue. In addition, some of the benefits offered by our products are based on their ability to route Web requests based on information about, among other things, the person making the request. To the extent that privacy concerns or technological developments limit the amount of information available about the person making the Web request, the benefits of our products would be diminished.

BECAUSE WE DERIVE A SUBSTANTIAL PORTION OF OUR REVENUE FROM A SMALL NUMBER OF CUSTOMERS, ANY LOSS OF OR DELAY IN RECEIVING REVENUE FROM THOSE CUSTOMERS COULD SIGNIFICANTLY DAMAGE OUR FINANCIAL PERFORMANCE

     We have historically derived a significant portion of our revenue from a relatively small number of customers. If any of these customers stop or delay purchasing products or services from us, our financial performance would be negatively impacted. NaviSite accounted for 14% of our revenue in 1999. None of our reseller or end-user customers are contractually obligated to purchase future products or services from us, and they may discontinue doing so at any time. In addition, although our largest customers will probably vary from period to period, we anticipate that a small number of customers will continue to represent a large percentage of our revenue in any given fiscal period. Accordingly, the failure to obtain a significant order from a customer within the fiscal period expected by us could have a significant adverse effect on our financial performance for that fiscal period.

OUR SUCCESS DEPENDS ON THE CONTINUED SERVICES OF OUR TOP EXECUTIVES AND OTHER KEY PERSONNEL

     Our future success depends to a significant degree on the skills and efforts of Chin-Cheng Wu, our founder, Chairman of the Board and Chief Executive Officer, and Louis J. Volpe, our President and Chief Operating Officer. The loss of the services of Mr. Wu or Mr. Volpe could have a material adverse effect on our financial performance and ability to compete. In addition, Mr. Wu and Mr. Volpe have been working together only since November 1999, and their effectiveness in working together cannot be fully assessed at this time. We also depend on the ability of our other executive officers and members of senior management to work effectively as a team. The loss of one or more of our executive officers or senior management members could also have a material adverse effect on our financial performance and ability to compete.

OUR INTERNATIONAL BUSINESS EXPOSES US TO SPECIAL RISKS WE DO NOT FACE IN OUR U.S. BUSINESS

     In 1999, we derived 47% of our revenue from sales outside the U.S., and we expect to derive a comparable percentage in 2000. Our significant international business exposes us to a number of risks that we do not have to address in our U.S. operations. These risks include:

- longer accounts receivable collection cycles;

- challenges and costs inherent in managing geographically dispersed operations;

- protectionist laws and business practices that favor local competitors;

- economic or political instability in some international markets;

- difficulties in finding and managing local resellers;

- diverse and changing governmental laws and regulations; and

- foreign currency exchange rate fluctuations.

If we are unsuccessful in addressing these risks, our international business will not achieve the revenue or profits we expect.

IF OUR PRODUCTS DO NOT COMPLY WITH INDUSTRY STANDARDS OR WORK EFFECTIVELY WITH OUR CUSTOMERS' NETWORKS, WE MAY LOSE SALES AND INCUR ADDITIONAL EXPENSES

     Our success depends in part on both the adoption of industry standards for technologies in the Internet infrastructure solutions market and our products' compliance with those industry standards. The absence of industry standards for a particular technology may prevent widespread adoption of products based on that technology. In addition, because many technological developments occur prior to the adoption of related industry standards, we may develop products that do not comply with industry standards that are eventually adopted, which would hinder our ability to sell those products. Moreover, because of Cisco Systems' leadership position in selling products that comprise the infrastructure of the Internet, Cisco may have the ability to establish de facto standards within the industry. Actions by Cisco, for competitive or other reasons, that diminish our products' compliance with industry or de facto standards or their ability to interoperate with other Internet-related products would be damaging to our ability to generate revenue and our reputation.

     Our products must work effectively with our customers' existing networks, which typically include products from a variety of different vendors and utilize multiple protocol standards. The complexity of these networks makes it difficult for us to ensure that our products will function properly within these networks and also makes it difficult for us to identify the source of any problems which occur in the operation of our products. If our products fail to work properly within our customers' networks, we may:

- lose sales;

- incur additional expenses in our efforts to identify and remedy the problems; and

- suffer damage to our corporate reputation.

FACTORS ADVERSELY AFFECTING THE USE OF THE INTERNET COULD REDUCE THE DEMAND FOR OUR PRODUCTS

     Our products are designed to enable our customers to provide faster and more reliable connections to users accessing their Web sites. Any factors that adversely affect Internet usage could result in less demand for our products. Among the factors that could disrupt Internet usage are:

- security concerns;

- user dissatisfaction due to network problems or service disruptions that prevent users from accessing an Internet server; and

- delays in, or disputes concerning, the development and adoption of industry-wide Internet standards and protocols.

IF OUR PRODUCTS CONTAIN DEFECTS OR FAIL TO PERFORM PROPERLY, WE COULD LOSE REVENUE AND INCUR DAMAGE TO OUR REPUTATION AND LIABILITY TO OUR CUSTOMERS

     Our products may contain undetected errors, or bugs, which result in product failures or poor product performance. Our products may be particularly susceptible to bugs or performance degradation because of the emerging nature of Web-based technologies and the stress that may be placed on our products by the full deployment of our products on a customer's Web site. Product performance problems could result in:

- loss of or delay in revenue;

- failure of our products to achieve market acceptance;

- incurrence of significant expenses to remedy problems;

- diversion of development resources;

- liability claims by our customers; and

- negative publicity and injury to our reputation.

                      RISKS RELATED TO LEGAL UNCERTAINTIES

CLAIMS BY OTHER COMPANIES THAT OUR PRODUCTS INFRINGE THEIR PROPRIETARY RIGHTS COULD HINDER OR BLOCK OUR ABILITY TO SELL OUR PRODUCTS, SUBJECT US TO SIGNIFICANT MONETARY LIABILITY AND DIVERT THE TIME AND ATTENTION OF OUR MANAGEMENT

     If any of our products violate third party proprietary rights, we may be required to reengineer our products or seek to obtain licenses from third parties to continue offering our products without substantial reengineering. Any efforts to reengineer our products or obtain licenses from third parties may not be successful, in which case we may be forced to stop selling the infringing product or remove the infringing functionality or feature. We may also become subject to damage awards as a result of infringing the proprietary rights of others, which could cause us to incur additional losses and have an adverse impact on our financial position. We do not conduct comprehensive patent searches to determine whether the technologies used in our products infringe patents held by others. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

OUR COMPETITIVE POSITION WOULD BE ADVERSELY AFFECTED IF WE WERE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY

     Our success and competitiveness are dependent to a significant degree on the protection of our proprietary technology. We rely primarily on a combination of patents, copyrights, trade secret laws and restrictions on disclosure to protect our proprietary technology. Despite these precautions, others may be able to copy or reverse engineer aspects of our products, to obtain and use information that we regard as proprietary or to independently develop similar technology. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective patent, copyright and trade secret protection may not be available in those jurisdictions. Litigation may be necessary in the future to enforce or defend our proprietary technology or to determine the validity and scope of the proprietary rights of others. This litigation, whether successful or unsuccessful, could result in substantial costs and diversion of management and technical resources.

WE ARE INVOLVED IN LITIGATION WITH ARROW ELECTRONICS OVER OUR USE OF THE NAME ARROWPOINT, AND AN ADVERSE OUTCOME IN THIS LITIGATION COULD CAUSE US TO CHANGE OUR NAME, INCUR SIGNIFICANT COSTS AND DAMAGE OUR COMPETITIVE POSITION

     We were sued by Arrow Electronics in July 1999 over our use of the trademark ArrowPoint and the Internet domain name arrowpoint.com. Arrow Electronics is seeking an injunction precluding us from using the name ArrowPoint and requiring us to relinquish the domain name arrowpoint.com. This lawsuit is still in the early stages of discovery, and we are not yet able to assess our potential liability. If we fail to prevail in this litigation, we may be forced to change our corporate name and our domain name, which could damage our sales and marketing efforts and our competitive position. In addition, regardless of its outcome, this litigation may force us to incur significant expenses in defending the lawsuit and may divert the attention and efforts of our management team from normal business operations.

OUR FAILURE TO COMPLY WITH DOMESTIC AND FOREIGN REGULATIONS COULD LIMIT OUR ABILITY TO SELL OUR PRODUCTS

     Our products must comply with a number of regulations and standards adopted by the U.S. Federal Communications Commission and by Underwriters Laboratories. Internationally, our products may be required to comply with regulations established by telecommunications and other government authorities in each country in which we sell our products. Moreover, the encryption technology contained in our products is subject to U.S. export controls, which limit our ability to distribute some versions of our products outside of the United States and Canada. If we do not comply with the governmental regulations applicable to our products, we may be prevented from selling our products in some jurisdictions and we may incur fines or other penalties.

            RISKS ASSOCIATED WITH THIS OFFERING OF OUR COMMON STOCK

THE PRICE OF OUR COMMON STOCK AFTER THIS OFFERING MAY BE LOWER THAN THE PRICE YOU PAY AND MAY BE EXTREMELY VOLATILE

     The price of our common stock that will prevail in the market after this offering may be lower than the price you pay. After this offering, an active trading market in our stock might not develop or continue. If you purchase shares of our common stock in this offering, you will pay a price that we negotiated with the representatives of the underwriters, and not a price that was established in a competitive market.

     The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of technology companies, particularly Web-related companies, have been extremely volatile, and have experienced fluctuations that have often been unrelated or disproportionate to operating performance. These broad market fluctuations could adversely affect the market price of our common stock. Securities class action litigation is often instituted against companies following significant drops in the market price of their common stock. If litigation of this nature were instituted against us, it could result in substantial costs, a diversion of our management's attention and liability for damages.

THE SIGNIFICANT CONCENTRATION OF OWNERSHIP OF OUR COMMON STOCK WILL LIMIT YOUR ABILITY TO INFLUENCE CORPORATE ACTIONS

     Immediately following this offering, our executive officers, directors and their affiliates will together own approximately 53.0% of our outstanding common stock. As a result, those stockholders, if they act together, will be able to determine the outcome of the vote on any matter requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of ArrowPoint, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of ArrowPoint and might affect the market price of our common stock.

SOME PROVISIONS OF OUR CHARTER AND BY-LAWS MAY DELAY OR PREVENT TRANSACTIONS THAT MANY STOCKHOLDERS MAY FAVOR

     Some provisions of our certificate of incorporation and by-laws may discourage, delay or prevent a merger or acquisition that our stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions include:

- authorization of the issuance of "blank check" preferred stock without the need for action by stockholders;

- provision for a classified board of directors with staggered three-year terms;

- elimination of the ability of stockholders to call special meetings of stockholders or act by written consent; and

- advance notice requirements for proposing matters that can be acted on by stockholders at stockholder meetings.

     Some provisions of Delaware law may also discourage, delay or prevent someone from acquiring us or merging with us. See "Description of Capital Stock -- Delaware Anti-Takeover Law and Certain Charter and By-Law Provisions" for more detailed information on these provisions.

FUTURE SALES OF OUR COMMON STOCK BY EXISTING STOCKHOLDERS COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK

     Once a trading market develops for our common stock, many of our stockholders will have an opportunity to sell their common stock for the first time. Sales of a substantial number of shares of common stock in the public market, or the threat that substantial sales might occur, could cause the market price of the common stock to decrease significantly. These factors could also make it difficult for us to raise additional capital by selling stock. See "Shares Eligible for Future Sale" for further details regarding the number of shares eligible for sale in the public market after this offering.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business", and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance, and are identified by terminology such as "may", "will", "should", "expects", "scheduled", "plans", "intends", "anticipates", "believes", "estimates", "potential", or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks and uncertainties. Actual events or results may differ materially from those indicated by such forward-looking statements. In evaluating those statements, you should consider the inherent risks and uncertainties involved, including the risks outlined under "Risk Factors".

     Although we believe that the expectations reflected in those forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the updating of any of those forward-looking statements after the date of this prospectus.

     This prospectus also contains several projections of market development by industry analysts, such as projected growth in the use of the Web and projected increases in e-commerce revenue. Those projections involve a number of assumptions and limitations. We cannot assure you that those projections will be attained.

                                USE OF PROCEEDS


     We estimate the net proceeds to us from the sale of the 5,000,000 shares of common stock in this offering will be approximately $143.2 million at an assumed initial public offering price of $31.00 per share, after deducting the estimated underwriting discount and offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate our net proceeds will be approximately $164.8 million.



     The principal purposes of this offering are to create a public market for our common stock, increase our visibility in the market place, provide liquidity to existing stockholders and obtain additional working capital. We intend to use the net proceeds of this offering for general corporate purposes, including the funding of our operations, the expansion of our sales and marketing and product development activities and for working capital. We may also use a portion of the net proceeds to acquire or invest in complementary businesses or products, or to obtain the right to use complementary technologies. We have no specific understandings, commitments or agreements relating to an acquisition or investment. We believe that a portion of the net proceeds from this offering will be necessary to fund our operations in fiscal 2000. However, we have not specifically allocated the anticipated proceeds of this offering to any of the uses described above and we have no specific plans or projections for the net proceeds. Our uses of the net proceeds will vary significantly depending upon a number of factors, including the amount of revenue we generate, the success and timing of our hiring efforts and other initiatives we may undertake in response to competitive and market conditions. Accordingly, our management will retain broad discretion concerning the use of the net proceeds. A public market for our common stock will facilitate future access to public equity markets and enhance our ability to use our common stock as a means of attracting and retaining key employees and as consideration for acquisitions.


     Pending these uses, we will invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock and do not anticipate paying cash dividends in the foreseeable future. Covenants in our credit facility prohibit the payment of cash dividends so long as there are loans or letters of credit outstanding and until the termination of commitments and the payment of all of our obligations under the credit facility. We currently intend to retain future earnings, if any, to fund the expansion and growth of our business.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1999:

- on an actual basis;

- on a pro forma basis to reflect the sale in January 2000 of 657,263 shares of Series E preferred stock at $21.14 per share, a charge to accumulated deficit of $6.6 million related to the fair value of the beneficial conversion feature of the Series E preferred stock, and the conversion of all outstanding shares of our preferred stock into 21,003,996 shares of our common stock; and


- on a pro forma basis, as adjusted to reflect our sale of 5,000,000 shares of common stock in this offering at an assumed initial public offering price of $31.00 per share, after deducting the estimated underwriting discount and offering expenses.


     The outstanding share information does not include 3,805,070 shares of common stock issuable upon the exercise of stock options outstanding on December 31, 1999 with a weighted average exercise price of $1.92 per share.

     You should read this information in conjunction with our financial statements and the notes to those statements appearing elsewhere in this prospectus.


                                                                  DECEMBER 31, 1999
                                                        -------------------------------------
                                                                                 PRO FORMA AS
                                                         ACTUAL     PRO FORMA      ADJUSTED
                                                         ------     ---------    ------------
                                                          (IN THOUSANDS, EXCEPT SHARE DATA)
Redeemable convertible preferred stock, $.01 par
  value; 12,500,000 shares authorized, 9,844,735
  issued and outstanding, actual; none issued or
  outstanding, pro forma or pro forma as adjusted.....  $ 34,534    $     --       $     --
Stockholders' equity (deficit):
  Common stock, $.001 par value; 25,000,000 shares
     authorized, 8,351,330 shares issued, actual;
     200,000,000 shares authorized, 29,355,326 shares
     issued, pro forma; 200,000,000 shares authorized,
     34,355,326 shares issued, pro forma as
     adjusted.........................................         8          29             34
Additional paid-in capital............................    20,483      75,424        218,644
Treasury stock........................................       (36)        (36)           (36)
Deferred compensation.................................   (15,300)    (15,300)       (15,300)
Accumulated deficit...................................   (25,013)    (31,586)       (31,586)
                                                        --------    --------       --------
     Total stockholders' equity (deficit).............   (19,858)     28,531        171,756
                                                        --------    --------       --------
          Total capitalization........................  $ 14,676    $ 28,531       $171,756
                                                        ========    ========       ========

                                    DILUTION


     Our pro forma net tangible book value at December 31, 1999 was $28.5 million, or $0.98 per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding after giving effect to the sale in January 2000 of 657,263 shares of Series E preferred stock at $21.14 per share and the conversion of all outstanding shares of our preferred stock into an aggregate of 21,003,996 shares of common stock. After giving effect to our sale of 5,000,000 shares of common stock in this offering at an assumed initial public offering price of $31.00 per share, and after deducting the estimated underwriting discount and offering expenses, our pro forma net tangible book value as of December 31, 1999 would have been $171.8 million, or $5.03 per share. This represents an immediate increase in pro forma net tangible book value of $4.05 per share to existing stockholders and an immediate dilution of $25.97 per share to investors purchasing common stock in this offering. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............           $31.00
  Pro forma net tangible book value per share at December
     31, 1999...............................................  $0.98
  Increase per share attributable to new investors..........   4.05
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................             5.03
                                                                       ------
Dilution per share to new investors.........................           $25.97
                                                                       ======



     Assuming the exercise in full of the underwriters' over-allotment option, our pro forma net tangible book value as of December 31, 1999 would have been approximately $193.4 million, or $5.54 per share, representing an immediate increase in pro forma net tangible book value of $4.56 per share to existing stockholders and an immediate dilution of $25.46 per share to new investors.



     The following table summarizes, as of December 31, 1999, the total number of shares of common stock purchased, the consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing common stock in this offering at an assumed initial public offering price of $31.00 per share, before deducting the estimated underwriting discount and offering expenses:



                                  SHARES PURCHASED          TOTAL CONSIDERATION         AVERAGE
                               ----------------------     ------------------------     PRICE PER
                                 NUMBER       PERCENT        AMOUNT        PERCENT       SHARE
                                 ------       -------        ------        -------     ---------
Existing stockholders........  29,130,992       85.4%     $ 51,240,621       24.8%      $ 1.76
New investors................   5,000,000       14.6       155,000,000       75.2        31.00
                               ----------      -----      ------------      -----
     Totals..................  34,130,992      100.0%     $206,240,621      100.0%
                               ==========      =====      ============      =====


     The tables above assume no exercise of stock options outstanding on December 31, 1999. As of December 31, 1999, there were 3,805,070 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $1.92 per share. To the extent that these options are exercised, there will be further dilution to new investors. The outstanding share information includes 1,314,526 shares of common stock issuable upon the conversion of 657,263 shares of Series E preferred stock that were issued in January 2000 at a price of $21.14 per share of Series E preferred stock, or $10.57 per share of underlying common stock.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below should be read in conjunction with our financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations", appearing elsewhere in this prospectus. The statement of operations data for the period from inception (April 14, 1997) to December 31, 1997 and for the years ended December 31, 1998 and 1999 and the balance sheet data as of December 31, 1997, 1998 and 1999 are derived from our audited financial statements. The historical results of operations are not necessarily indicative of the operating results to be expected in the future.

                                                         PERIOD FROM            YEAR ENDED
                                                          INCEPTION            DECEMBER 31,
                                                     (APRIL 14, 1997) TO    -------------------
                                                      DECEMBER 31, 1997      1998        1999
                                                     -------------------     ----        ----
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue............................................        $    --          $   201    $ 12,377
Cost of revenue....................................             --              150       5,110
                                                           -------          -------    --------
     Gross profit..................................             --               51       7,267
Operating expenses:
  Sales and marketing..............................            137            3,074       9,919
  Research and development.........................          2,494            5,902       6,438
  General and administrative.......................            365              924       1,690
  Stock-based compensation.........................             --               --       2,343
                                                           -------          -------    --------
     Total operating expenses......................        $ 2,996          $ 9,900    $ 20,390
Operating loss.....................................         (2,996)          (9,849)    (13,123)
Interest income, net...............................            140              402         517
                                                           -------          -------    --------
Net loss...........................................        $(2,856)         $(9,447)   $(12,606)
                                                           =======          =======    ========
Net loss per share:
  Basic and diluted................................        $(11.36)         $ (6.26)   $  (3.99)
                                                           =======          =======    ========
  Pro forma basic and diluted......................                                    $  (0.57)
                                                                                       ========
Shares used in computing net loss per share:
  Basic and diluted................................            251            1,509       3,157
  Pro forma basic and diluted......................                                      22,277

                                                                     DECEMBER 31,
                                                            -------------------------------
                                                             1997        1998        1999
                                                             ----        ----        ----
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.................................  $ 2,682    $  4,339    $ 10,731
Working capital...........................................    2,220       4,810      10,350
Total assets..............................................    3,438       7,663      23,206
Long-term liabilities.....................................       --         470          --
Redeemable preferred stock................................    5,750      18,189      34,534
Total stockholders' deficit...............................   (2,847)    (12,162)    (19,858)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                    OVERVIEW

     From our inception on April 14, 1997 through September 1998, we were a development stage enterprise and had no product revenue. Our operating activities during this period related primarily to developing our initial product, recruiting personnel, building our corporate infrastructure and raising capital.

     In October 1998, we released our CS-100 Web switch and in January 1999 we released the CS-800, our high-performance switching chassis. We derive our revenue from both the sale of these two products and the sale of technical support contracts. Our customers consist of end users, distributors, resellers and original equipment manufacturers, known as OEMs.

     We recognize revenue from product sales to end users, resellers and OEMs upon product shipment, provided that there are no uncertainties regarding acceptance, there is persuasive evidence of an arrangement, the sales price is fixed or determinable and collection of the related receivable is probable. If uncertainties exist, we recognize revenue when those uncertainties are resolved. Our distributors have limited rights of return and therefore we recognize revenue on product sales to distributors when the rights of return lapse, provided that the other criteria listed above are met. If uncertainties exist, we recognize revenue when those uncertainties are resolved.

     In arrangements that contain products and services, we allocate revenue to each product or service based on its respective fair value. We recognize service revenue as the services are performed or ratably over the terms of the service contracts. Amounts collected or billed prior to satisfying the above revenue recognition criteria are reflected as deferred revenue. See Note 1 of the notes to our financial statements for a more detailed description of our revenue recognition policy.

     Revenue derived from customers located outside of the United States was 16% of our revenue in 1998 and 47% of our revenue in 1999. We expanded our international activities significantly in 1999 in Europe, Latin America and the Asia/Pacific market, and plan to continue to do so in 2000.

     We have incurred significant net losses since our inception and we had an accumulated deficit of $25.0 million as of December 31, 1999. We have not achieved profitability on a quarterly or annual basis, and we cannot be certain if or when we will become profitable. We expect to increase our sales and marketing, research and development and general and administrative expenses and, as a result, we will need to generate significant revenue to achieve profitability. Although we have achieved rapid growth in revenue in recent periods, we may not be able to sustain these growth rates in the future.


     We recorded deferred compensation of approximately $17.6 million in 1999. We expect to record additional deferred compensation of approximately $8.8 million in the quarter ending March 31, 2000. These amounts represent the difference between the exercise or purchase price of stock options granted or stock sold to our employees and the deemed fair value of our stock at the time of grant or sale. We are amortizing these amounts over the vesting period of the options and stock awards, which is generally five years. We recorded compensation expense of $2.3 million for the year ended December 31, 1999. We also expect to record compensation expense relating to these stock awards of approximately $11.1 million in 2000, $6.3 million in 2001, $3.8 million in 2002, $2.1 million in 2003, $704,000 in 2004 and $6,000 in 2005. It is possible that the amount of our total deferred compensation, and therefore the amount of expense we incur each year, may increase as a result of factors such as the grant of additional stock awards with a purchase price below the deemed fair market value of our common stock.

     We also expect to record a charge to accumulated deficit of approximately $6.6 million in the quarter ending March 31, 2000. This amount represents the fair value of the beneficial conversion feature of the Series E convertible preferred stock. This amount will be accounted for like a dividend to preferred stockholders and, as a result, will increase the Company's net loss available to common stockholders and the related net loss per share.

     In light of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of revenue and operating results are not necessarily meaningful and should not be relied upon as indications of future performance. This is particularly true of companies such as ours that operate in new and rapidly evolving markets.

                             RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1998 AND 1999

REVENUE


     We derive revenue from the sale of our CS-100 and CS-800 products and related technical support contracts. We first shipped our CS-100 product in the fourth quarter of 1998. Revenue increased by $12.2 million from $201,000 in 1998 to $12.4 million in 1999. This increase was due to growth in sales of the CS-100 since its commercial introduction in the fourth quarter of 1998 and the CS-800 since its commercial introduction in the first quarter of 1999 as well as further development of our sales channels. Approximately 92.0% of the increase in revenue was attributable to revenue from new customers. Substantially all of the revenue increase was comprised of product revenue, as service revenue represented only approximately 1.0% of total revenue in 1999. Sales of the CS-100 represented 42.0% of revenue and sales of the CS-800 represented 57.0% of revenue in 1999.


COST OF REVENUE

     Cost of revenue consists of material, assembly, test and overhead costs incurred to produce our products. Cost of revenue increased by $5.0 million from $150,000 in 1998 to $5.1 million in 1999 as a result of the increased volume of sales. Gross margin increased from 25% to 59% due to higher production volumes that resulted in cost efficiencies for both material and overhead costs.

SALES AND MARKETING

     Sales and marketing expenses consist primarily of compensation, travel, advertising, public relations, trade show and marketing literature expenses. Our sales and marketing expenses increased from $3.1 million in 1998 to $9.9 million in 1999. This increase was due primarily to investing in our sales and marketing infrastructure, both domestically and internationally. These investments included an increase in our sales, marketing and customer support personnel from 18 at December 31, 1998 to 73 at December 31, 1999 resulting in an increase in compensation expenses of $4.2 million, an increase in travel expenses of $839,000, and an increase in other sales and marketing activities resulting in increased expenses of $1.8 million. Sales and marketing expenses were 80% of revenue in 1999. We expect sales and marketing expenses to increase on an absolute dollar basis in future periods.

RESEARCH AND DEVELOPMENT

     Research and development expenses consist primarily of compensation, depreciation and prototyping material expenses. Our research and development expenses increased from $5.9 million in 1998 to $6.4 million in 1999. This increase was due primarily to an increase in our software engineers and other technical staff from 30 at December 31, 1998 to 50 at December 31, 1999 resulting in an increase in compensation expenses of $1.4 million and an increase in depreciation expense of $303,000, partially offset by a reduction in spending for prototype materials of $1.1 million from 1998 to 1999. Research and development expenses were 52% of revenue in 1999. We believe continued investment in research and development is essential to attaining our strategic objectives, and as a result, we expect research and development expenses to increase on an absolute dollar basis in future periods.

GENERAL AND ADMINISTRATIVE

     General and administrative expenses consist primarily of compensation for general and administrative personnel, depreciation and professional fees. Our general and administrative expenses increased from $924,000 in 1998 to $1.7 million in 1999. This increase was due primarily to an increase in general and administrative personnel from 6 at December 31, 1998 to 16 at December 31, 1999 resulting in increased compensation expenses of $325,000, increased depreciation expense of $143,000 and increased professional and other expenses of $298,000. General and administrative costs were 14% of revenue in 1999. We expect general and administrative expenses to increase on an absolute dollar basis in future periods.

INTEREST INCOME, NET

     Net interest income was $517,000 in 1999 compared to net interest income of $402,000 in 1998. This increase was due primarily to increased cash and cash equivalents balances as a result of our Series D preferred stock financing in February 1999.

PERIOD FROM INCEPTION (APRIL 14, 1997) TO DECEMBER 31, 1997 AND THE YEAR ENDED DECEMBER 31, 1998

REVENUE

     We derived $201,000 of revenue in 1998 from the initial sales of our CS-100 product in the fourth quarter of 1998. We recorded no revenue for the period from inception (April 14, 1997) to December 31, 1997.

COST OF REVENUE

     We recorded no cost of revenue for the period from inception to December 31, 1997. Cost of revenue was $150,000 in 1998 reflecting costs of the initial sales of our CS-100 product. Gross margin of 25% reflects the start-up costs of manufacturing and lower production levels during this period.

SALES AND MARKETING

     Our sales and marketing expenses increased from $137,000 for the period from inception to December 31, 1997, to $3.1 million in 1998. This increase was due primarily to investing in our sales and marketing infrastructure. These investments included an increase in our sales, marketing and customer support personnel with an increase in compensation and recruiting expenses of $1.4 million, an increase in travel expenses of $284,000, and increased other sales and marketing activities, including advertising, trade shows and other promotional expenses, resulting in increased expenses of $1.2 million.

RESEARCH AND DEVELOPMENT

     Our research and development expenses increased from $2.5 million for the period from inception to December 31, 1997, to $5.9 million in 1998. This increase was due primarily to an increase in our personnel resulting in an increase in compensation expenses of $1.4 million, an increase in prototyping materials expenses of $1.0 million and an increase in other related expenses of $1.0 million.

GENERAL AND ADMINISTRATIVE

     Our general and administrative expenses increased from $366,000 for the period of inception to December 31, 1997 to $924,000 in 1998. This increase was due primarily to an increase in general and administrative personnel resulting in an increase in compensation expenses of $331,000 and an increase in professional and other expenses of $227,000.

INTEREST INCOME, NET

     Net interest income was $140,000 in the period from inception to December 31, 1997 compared to net interest income of $402,000 in 1998. This increase was due primarily to increased cash and cash equivalents received from the sale of our Series B preferred stock in February 1998.

                        QUARTERLY RESULTS OF OPERATIONS

     The following table presents our unaudited quarterly results of operations for the eight quarters ended December 31, 1999 in dollars. You should read the following table in conjunction with our financial statements and related notes in this prospectus. We have prepared this unaudited information on the same basis as our audited financial statements. These results include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our operating results for the quarters presented. You should not draw any conclusions about our future results from the results of operations for any quarter.

                                                                    QUARTER ENDED
                              -----------------------------------------------------------------------------------------
                              MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                1998        1998       1998        1998       1999        1999       1999        1999
                              ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                                                   (IN THOUSANDS)
Revenue.....................   $    --    $    --     $    --    $   201     $   737    $ 1,929     $ 3,686    $ 6,025
Cost of revenue.............        --         --          --        150         501        839       1,365      2,405
                               -------    -------     -------    -------     -------    -------     -------    -------
Gross profit................        --         --          --         51         236      1,090       2,321      3,620
Operating expenses:
  Sales and marketing.......       255        842         919      1,058       1,298      1,837       2,536      4,248
  Research and
    development.............     1,276      1,526       1,398      1,702       1,342      1,452       1,682      1,962
  General and
    administrative..........       157        247         258        262         350        305         405        630
  Stock-based
    compensation............        --         --          --         --         104        292         328      1,619
                               -------    -------     -------    -------     -------    -------     -------    -------
Total operating expenses....     1,688      2,615       2,575      3,022       3,094      3,886       4,951      8,459
                               -------    -------     -------    -------     -------    -------     -------    -------
Loss from operations........    (1,688)    (2,615)     (2,575)    (2,971)     (2,858)    (2,796)     (2,630)    (4,839)
Interest income, net........       102        131         100         69         100        167         147        103
                               -------    -------     -------    -------     -------    -------     -------    -------
Net loss....................   $(1,586)   $(2,484)    $(2,475)   $(2,902)    $(2,758)   $(2,629)    $(2,483)   $(4,736)
                               =======    =======     =======    =======     =======    =======     =======    =======

     Our quarterly operating results have fluctuated significantly and we expect that future operating results will be subject to similar fluctuations for a variety of factors, many of which are substantially outside our control. See "Risk Factors -- Our operating results are difficult to forecast and may fluctuate from quarter to quarter, which may have a negative impact on the market price of our common stock".

                        LIQUIDITY AND CAPITAL RESOURCES

     From our inception through December 1999, we financed our operations and capital expenditures primarily through the sale of approximately $34.5 million in equity securities and borrowings of $1.1 million. In January 2000, we sold approximately $13.9 million of preferred stock.

     We have a $2 million equipment line of credit and a $5 million accounts receivable line of credit with Fleet National Bank with interest rates of approximately 9% as of December 31, 1999. At December 31, 1999, there was $1.1 million outstanding under the equipment line of credit and no borrowings under the accounts receivable line of credit. We are required to comply with financial and restrictive covenants related to, among other things, minimum liquidity, maximum leverage, profitability and net worth. As of December 31, 1999, we were out of compliance with one of these covenants. The bank waived our non-compliance with this covenant for the year ended December 31, 1999. The waiver does not apply to periods after December 31, 1999. We are currently renegotiating the financial covenants under these lines of credit. Accordingly, amounts outstanding under the lines of credit have been classified as short-term.

     Cash used in our operating activities was $2.4 million for 1997, $10.0 million for 1998 and $9.4 million for 1999. These net cash outflows resulted primarily from operating losses because:

     - in 1997 our operating expenses of $3.0 million exceeded our revenue of zero;

     - in 1998 our operating expenses of $9.9 million exceeded our revenue of $200,000; and

     - in 1999 our operating expenses of $20.4 million, which included incremental spending increases of $6.8 million on sales and marketing, $535,000 on research and development and $766,000 on general and administrative, exceeded our revenue of $12.4 million.

     The net cash outflow in 1999 also resulted from accounts receivable and inventory increasing by $4.7 million and $1.4 million, respectively, from 1998 to 1999. Accounts receivable at December 31, 1999 were approximately 79.0% of revenue for the quarter ended December 31, 1999 due primarily to the large portion of sales occurring during the second half of the quarter and the level of international sales, which generally have longer standard payment terms than domestic sales. The increases in accounts receivable and inventory were partially offset by increases in accounts payable of $2.7 million, accrued liabilities of $1.3 million and deferred revenue of $2.5 million, from 1998 to 1999.

     Cash used in investing activities was $608,000 for 1997, $1.5 million for 1998 and $3.6 million for 1999, substantially all of which was used for the purchase of property and equipment, primarily computers and test equipment for our development and manufacturing activities and leasehold improvements. We expect capital expenditures to continue to increase through the year 2000, due to the costs of expansion and expenditures for computers and test equipment.

     As of December 31, 1999, we had obligations outstanding under various operating leases. In August 1999 we agreed to lease approximately 45,000 square feet in a facility located in Acton, Massachusetts for a term of five years. The annual cost of this lease is approximately $817,000, subject to annual adjustments. Although we have no other material commitments, we anticipate a substantial increase in our lease commitments consistent with anticipated growth in our operations, infrastructure and personnel. In the future we may also require a larger inventory of products in order to provide better availability to customers and achieve purchasing efficiencies. We expect that the net proceeds from this offering, our existing cash balances and amounts available under our credit facilities will be sufficient to meet our currently anticipated working capital and capital expenditure needs for at least the next 18 months.

                            NET OPERATING LOSSES AND
                            TAX CREDIT CARRYFORWARDS

     As of December 31, 1999, we had approximately $20.6 million of net operating loss carryforwards and $1.1 million of tax credit carryforwards available to offset future taxable income. These carryforwards expire at various dates through 2019, to the extent that they are not utilized. Utilization of these carryforwards may be subject to annual limitations due to ownership change provisions. A 100% valuation allowance has been recorded against the related deferred tax assets due to uncertainties surrounding the realization of these assets.

                        RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133 of Financial Accounting Standards, "Accounting for Derivative Instruments and Hedging Activities". This statement requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as a part of a hedge transaction and, if it is, the type of hedge transaction. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133". SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. We do not currently use derivative instruments. Therefore we do not expect the adoption of this statement to have any significant effect on our results of operations or financial position.

                                  MARKET RISK

     We do not currently use derivative financial instruments. We generally place our marketable security investments in high credit quality instruments, primarily U.S. Government obligations with contractual maturities of less than one year. We do not expect to have any material loss from our marketable security investments and therefore believe that our potential interest rate exposure is not material.

                              YEAR 2000 COMPLIANCE

BACKGROUND OF YEAR 2000 ISSUES

     Many currently installed computer and communications systems and software products are unable to distinguish 21st century dates from 20th century dates. This situation could result in system failures or miscalculations causing business disruptions. As a result, many companies' software and computer and communications systems may need to be upgraded or replaced to become Year 2000 compliant.

OUR PRODUCT TESTING AND LICENSING

     We have tested all of our current products for Year 2000 compliance. We derived our testing method from our review and analysis of the Year 2000 testing practices of other software vendors, relevant industry Year 2000 compliance standards and the specific functionality and operating environments of our products. The tests were run on all supported platforms for each current release of our product and included testing for date calculations and internal storage of date information with test numbers starting in 1999 and going beyond the Year 2000. Based on these tests, we believe our products to be Year 2000 compliant with respect to date calculations and internal storage of date information. To date, we have not encountered any material Year 2000 problems with our products.

CUSTOMER CLAIMS

     We may be subject to customer claims to the extent our products fail to operate properly as a result of the Year 2000 problem. Liability may result to the extent our products are not able to store, display, calculate, compute and otherwise process date-related data. We could also be subject to claims based on the failure of our products to work with software or hardware from other vendors. To date, we have not received any customer claims alleging that our products are not Year 2000 compliant in any material respect.

OUR EXTERNAL VENDORS

     We have verified Year 2000 compliance by some of the external vendors that supply us with material software and information systems and communicated with our significant suppliers to determine their Year 2000 readiness. As part of our assessment, we have evaluated the level of validation we require of third parties to ensure their Year 2000 readiness. To date, we have not encountered any material Year 2000 problems with software and information systems provided to us by third parties.

OUR INTERNAL SYSTEMS

     We have reviewed our internal management information and other systems to identify any products, services or systems that may not be Year 2000 compliant and to take corrective action when required. To date, we have not encountered any material Year 2000 problems with our computer systems or any other equipment that might be subject to such problems.

COSTS OF ADDRESSING YEAR 2000 COMPLIANCE

     To date, we have incurred aggregate expenses of approximately $50,000 in connection with our Year 2000 remediation program. We do not believe that we will be required to expend any additional material amounts in the future in connection with addressing Year 2000 non-compliance issues. However, any Year 2000 compliance problems experienced by us or our customers could require us to incur expenses to correct problems with our products and could decrease demand for our products which could seriously harm our business and results of operations.

                                    BUSINESS

                                    OVERVIEW

     We provide intelligent Web switches that enable our customers to deploy a global Web network architecture to optimize e-commerce transactions and the delivery of Web content. Our products, which are specifically designed for the Web, are intended to enhance the performance, scalability, availability, reliability and security of our customers' Web sites. Using patented technology, our switches intelligently route requests for Web content or transactions to the network server that is best able to handle the request at that moment based on information about:

- the requesting party;

- the content or transaction requested; and

- the structure and changing conditions of the customer's Web network.

     Our customers include Web hosting and application service providers, e-commerce companies, Internet service providers and other enterprises deploying applications on the Web. Our Web switches enable our customers to solve many e-commerce problems and to offer new and enhanced Web services. As of December 31, 1999, over 100 companies have deployed our switches in their Web networks. Our customers include EMC, Exodus Communications, Global Crossing, NaviSite and Road Runner.

                              INDUSTRY BACKGROUND

EVOLUTION OF THE WEB AND E-COMMERCE

     The emergence of the Web has enabled the delivery of information and rich media content and the sale of products and services to a worldwide audience. According to International Data Corporation, or IDC, an information technology industry analyst, the number of e-commerce users with access to the Web will grow from an estimated 142 million at the end of 1998 to 502 million by the end of 2003. To attract and retain these users, companies are continually increasing the amount and the sophistication of the information and services offered on their Web sites. Most leading Web sites offer one or more of the following:

- personalized information, such as individual stock portfolios or custom home pages;

- rich media content, such as audio and video; and

- e-commerce transactions, such as electronic ordering, order status and bill payment.

     Accompanying the growth of the Web has been a dramatic increase in the amount of e-commerce taking place over the Web. According to a report by IDC, e-commerce revenue is expected to increase from $50 billion in 1998 to over $1.3 trillion in 2003. To be successful, companies conducting e-commerce must effectively manage their Web site traffic and provide visitors with a positive experience.

     In response to the rapid growth in the number and complexity of Web sites and e-commerce and the significance of the Internet to the business strategies of many companies, a Web hosting industry has developed. According to IDC, the Web hosting market will expand from $823 million during 1998 to $18.9 billion by 2003. Web hosting companies manage a company's Web servers at data centers with high-speed Internet connectivity and provide the hosted company with the benefits of high-bandwidth access to its Web site without having to build its own network. Web hosting companies are increasingly offering services in addition to Web connectivity, including content development, Web site management, disaster recovery and various service guarantees. In addition, many Web hosting companies are either providing on-line software applications directly to their customers or providing Web hosting services to other application service providers, which in turn provide on-line software applications to other companies. The increasing complexity and scalability requirements of business-critical Web sites and the emergence of Web hosting companies are creating new opportunities to provide infrastructure products and services for complex Web networks and applications.

TODAY'S WEB SITE INFRASTRUCTURE

     Web sites today typically consist of multiple types of servers, providing the following functions:

- Web servers provide the primary interface for visitors to the Web site;

- application servers provide a platform for application-specific processing such as personalized services or on-line shopping;

- secure servers are used for encrypted operations such as credit card processing or viewing account information;

- database servers provide centralized information repositories; and

- cache servers store copies of frequently accessed files to improve response to requests for those files.

These servers are connected by traditional networking devices such as switches and routers. As Web traffic volume increases, the performance of any individual server can degrade. By copying applications and data to multiple servers of the same type, a company can provide increased capacity and performance for its Web site as a whole. Load balancing devices, typically PC-based servers, are then used to distribute the traffic among these multiple servers.

     Traditional load balancing devices operate by intercepting data packets addressed to a Web site and translating the destination address of the packets to the address of the server. If a particular server is unavailable, the load balancing device stops using its address as a destination and routes the packet to another server. Due to the limited performance of PC platforms, these load balancing devices can themselves become overloaded, reducing the performance and response time of the Web site. In addition, because these devices base their decisions on packet address information, they cannot determine the identity of the user or what content the user is trying to access. This is because the information that uniquely identifies users and content is located much deeper inside the packets. Although manufacturers of traditional switching equipment have attempted to address some of the performance issues of PC-based load balancing products by introducing load-balancing capabilities to their switches, these switches were not designed for this task and typically suffer from serious performance limitations of their own. In addition, like PC-based load balancers, these devices are "content blind" -- that is, they are unaware of the user's identity or the specific content being requested.

     These existing solutions do not adequately address the problems confronting complex Web sites today because they are unable to do all of the following:

- provide e-commerce transaction integrity by ensuring server continuity to avoid problems such as lost electronic shopping carts;

- provide special treatment to certain content requests based upon information such as the identity of the requester or the type of content requested;

- maximize the efficiency of Web servers, application servers, databases, caches and firewalls by routing requests to the best server to handle that type of request;

- detect and handle flash crowds -- that is, a sudden surge of requests for a piece of Web content such as a breaking news story -- by identifying hot content and creating additional ways to access this hot content;

- route traffic around failed servers, applications or content;

- block denial-of-service attacks by computer hackers, which are attempts to disable servers or keep the servers busy performing useless tasks so that other users of the site are denied service;

- improve the scalability, performance and reliability of high-end Web sites;
  and

- provide systems administrators with data about content and application performance.

     The rapid growth in the use of the Web and in e-commerce, coupled with the increase in Web site complexity, has put tremendous pressure on companies to develop new Web network architectures that can efficiently and effectively address the problems described above.

                              ARROWPOINT SOLUTION

     Our intelligent Web switches are used by companies such as Web hosting and application service providers, e-commerce companies and Internet service providers to deploy a Web network architecture that optimizes e-commerce transactions and the delivery of Web content. Using our technology, our customers can significantly improve the experience of visitors to their Web sites. Our customers typically deploy our Web switches in their Web networks in a configuration similar to the following:

ArrowPoint Solutions graphic
The graphic is titled "ArrowPoint Solutions." Beneath this title is a cloud shaped area labeled "Internet." A line leads from the cloud shape to the icon of a router below, labeled "Router." Beneath the router and connected to it by a line is a web switch icon labeled "ArrowPoint Web Switch." Four lines lead from beneath the web switch icon to four icons of web servers which are collectively labeled "Web Servers."

     Our intelligent Web switches enable our customers to deploy a Web network architecture that offers the following benefits:

E-COMMERCE TRANSACTION ASSURANCE

     E-commerce transactions depend on the ability of the server and the application to maintain information about the purchaser's transaction until the transaction is completed. For example, a purchaser may initiate several requests while browsing through a Web site and adding items to an electronic shopping cart. The items in the shopping cart must be maintained on the server until checkout. To accomplish this, it is critical to ensure that a purchaser's requests are always directed to the same server until the transaction is complete. Our intelligent Web switches, unlike traditional switches, are able to use information located deep within the purchaser's Web request to continually direct the purchaser to the correct server, preventing problems such as lost electronic shopping carts.

SPECIALIZED TREATMENT BASED ON CONTENT, APPLICATION OR USER

     Our Web switches can direct traffic to specific servers or groups of servers based on a range of different information about the requesting party or the Web content or transaction requested. This feature enables companies to give preferred or differing treatment to specific users, such as preferred customers. In addition, this feature enables companies to distinguish among Web requests based on the nature of the request, such as giving requests for revenue-generating transactions priority over requests for information.

OPTIMIZED CONTENT DELIVERY

     Poor Web site performance can disrupt Web transactions and cause user dissatisfaction, resulting in lost revenue for e-commerce companies and other businesses dependent on their Web sites. Using information about the requesting party, the Web content or transaction requested and the customer's Web network, our intelligent Web switches can direct requests for Web content or transactions to the network server -- which may be part of a globally dispersed network -- best able to handle that request at that moment. This enables our customers to pro-vide dynamic Web content from Web servers, static content from caches, and streaming audio and video from optimized streaming servers. These capabilities optimize Web performance and content delivery and enhance the experience of visitors to the Web site.

FLASH CROWD INSURANCE

     The popularity of a particular piece of Web content changes from moment to moment. At a news service Web site, for example, a breaking news story can cause a sudden surge of requests for that story that overwhelms the site's Web servers. It is often difficult to predict which content will be popular and to provide additional servers in anticipation of flash crowds. Our Web switches can identify hot content and automatically trigger the copying of that content to servers or caches to dynamically add capacity to handle flash crowds. This enables our customers to cost-efficiently maximize the number of Web requests they can satisfy.

IMPROVED AVAILABILITY OF APPLICATIONS AND CONTENT

     Even when a Web site is available, a particular server or application at that site may still fail. Our Web switches can recognize this and intelligently redirect requests for unavailable content or applications to another Web site or server which has the requested information.

ENHANCED SITE SECURITY

     While firewalls can effectively perform many security functions for a customer's network, they are less well-suited to the protection of Web sites, as most companies want to encourage rather than restrict access to their Web sites. Firewalls generally do not provide effective protection against denial-of-service attacks -- which are attempts by computer hackers to disable servers or keep servers busy performing useless tasks -- without significantly impairing the performance of the Web site. Our switches are able to differentiate between legitimate Web requests and denial-of-service attacks. In addition, our switches can be used to improve the performance of traditional firewalls through load balancing.

SUPERIOR SCALABILITY, PERFORMANCE AND RELIABILITY

     Our Web switches are designed to address the needs of our customers, which range from smaller Web sites to large, complex Web hosting operations. In addition, our different product offerings and flexible software architecture enable customers to easily deploy additional ArrowPoint switches as their Web networks expand, without having to replace their existing ArrowPoint switches. Our switches were designed for the strict reliability standards of telecommunications networks, and an individual CS-800 Web switch can handle approximately three billion Web requests in a 24-hour period. In addition, our products include features and components to enhance the reliability of our customers' Web sites and the availability of their content.

PERFORMANCE MONITORING AND CAPACITY PLANNING

     Our products track detailed statistics about the performance of our customers' networks, servers, applications and content, which can be used to operate their Web sites more efficiently and plan more effectively for growth. This information can be accessed from any standard network management system.

                              ARROWPOINT STRATEGY

     Our objective is to be the leading provider of intelligent Web switches that enable the deployment of a global Web network architecture to optimize e-commerce transactions and the delivery of Web content. To achieve this objective, we are pursuing the following strategies:

TARGET LEADING WEB HOSTING AND APPLICATION SERVICE PROVIDERS AND E-COMMERCE COMPANIES

     We will continue to focus on providing our Web products and services directly to leading Web hosting and application service providers and e-commerce companies, as well as to Web hosting and application service providers for integration into their product and service offerings. We believe that our solutions are particularly well-suited for com-panies in these rapidly expanding target markets and position us well for future penetration of these markets. Focusing on these selected industries has also allowed us to develop considerable expertise that we can apply to improve our product and service offerings for companies in these industries.

AGGRESSIVELY EXPAND DIRECT AND INDIRECT SALES CHANNELS

     We will continue to aggressively expand our sales channels on a world-wide basis by seeking to significantly expand our direct sales force and to increase the productivity and size of our reseller network. Since the beginning of the third quarter of 1999, we have established a sales presence in ten locations in the United States and locations in Argentina, Australia, Belgium, Brazil, France, Hong Kong, Japan, Mexico, South Korea and the United Arab Emirates. We plan to continue to increase the size of our existing sales teams as well as establish sales teams in new locations around the world. In addition, we are continuing to develop strategies designed to increase the productivity of our direct sales force and reseller network, including bolstering our marketing efforts and sales training and providing additional consulting services to our end-users and reseller network.

MAINTAIN TECHNOLOGICAL LEADERSHIP

     We believe we offer the most advanced Web switching solution for optimizing e-commerce transactions and Web content delivery. By working closely with our customers, we are able to quickly define and assess our customers' changing business needs and utilize that information in our product development efforts. We plan to continue to devote substantial resources to improving the performance and features of our products and to ensure that our products continue to support emerging technologies and industry standards. We also plan to introduce new products and software releases with additional features to address different market segments. We believe that these product development efforts will allow us to continue to offer advanced product performance to our customers at a range of price points.

DEVELOP STRATEGIC ALLIANCES

     We will continue to pursue strategic alliances, including product development relationships, with key customers, Web hosting and application service providers and other companies that offer complementary products or technologies. We plan to pursue this strategy both by leveraging our existing marketing and other relationships with vendors and by continuing to develop new relationships. We believe that these strategic alliances will enable us to enhance both the attractiveness of our product offerings and our marketing reach and penetration by providing us with access to many of our strategic partners' development resources and marketing channels.

DELIVER SUPERIOR SERVICE AND SUPPORT

     As our intelligent Web switches are an integral part of our customers' Web businesses, we will continue to seek to increase customer satisfaction and strengthen customer loyalty through our quality service offerings. We believe that delivering superior customer service and support is essential to winning business. We offer comprehensive customer service and support, including consulting and training, software upgrades and around-the-clock on-line support and telephone support. We intend to continue improving our customer support services and devoting significant resources to providing installation, training, support and consulting services to our customers to help them fully utilize the benefits of our solution.

                            PRODUCTS AND TECHNOLOGY

     We believe we offer the most advanced Web switching solution for optimizing e-commerce transactions and the delivery of Web content. The principal components of our technology consist of:

- a patented technique for intelligently routing Web requests, which we call content switching;

- a powerful and scalable software operating system; and

- a high-performance switching architecture that enables us to rapidly benefit from new

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

  and better-performing commercially available microprocessors.

CONTENT SWITCHING TECHNOLOGY

     We have developed a patented technique for routing a Web content request to the server within a network of distributed servers that is best able to handle that request. We call this technique content switching. Our switches intelligently route requests based on an analysis of user and content identification information found in the request and information about the performance and availability of eligible servers.

     Unlike traditional switching technology, which makes routing and policy decisions based on Internet protocol, or IP, addresses, our content switching also makes use of detailed information available only through the Hypertext Transfer Protocol, or HTTP, the data transfer protocol of the World Wide Web. In particular, our switches use the following information found through HTTP as part of the content switching process:

- Uniform Resource Locator, or URL -- This information uniquely identifies the specific file requested from the server or the specific operation to be performed.

- Host header -- This information uniquely identifies the requested host.

- Cookie -- "Cookies" have a variety of uses, but are generally used by Web applications to maintain information about users. A cookie is a small file of information about a user's transaction that a Web server places on a user's computer; the user returns the cookie in subsequent Web requests to the same site, which our switches can use to direct the user to the correct server. This allows the site to maintain information about a user's transactions that spans multiple HTTP requests.

     The policies our Web switches can apply based on this information are very flexible, allowing our customers to customize their Web sites and to optimize them for peak performance.

SOFTWARE

     We have invested significant resources in the development of our software, which runs on both our CS-100 and our CS-800 switches. Our software enables many of the important customer benefits offered by our Web switches. Because so much of our technology is embedded in our software platform, we can easily add functionality and features to our products through software upgrades, which enables our customers to benefit from our technological developments without having to replace their existing ArrowPoint switches.

     Among the many technologies and features contained in our operating system software are the following:

- Our Web switches facilitate e-commerce transactions by maintaining information across multiple HTTP requests to a Web site. This is done by "sticking" the user to the same server until the transaction is complete. This "stickyness" can be accomplished by matching on the IP address, URL, cookie or the secure socket layer session ID.

- Our Web switches allow customers to deploy distributed networks of servers and/or caches, leveraging those servers as a shared resource that can be used to accelerate the delivery of content around the world.

- Our Web switches can be configured to restrict access to a Web site based on IP address, URL, host header or cookie. In addition, our operating system filters out common denial-of-service attacks and notifies Web site operators about security violations so they can take corrective action.

- Our customers can configure our switches to load balance among local servers using a number of industry-standard algorithms, as well as an advanced algorithm developed by us. These load balancing algorithms can be invoked based on IP address, Internet domain name, URL or any combination of these identifications. This allows our customers to adopt extremely flexible policies, which they can use to partition content by type, directory or individual file name.

- Our software enables our switches to intelligently route content requests to the optimal site and server for that request based on what content is being requested, who is requesting it and where the requestor is located. Our global load balancing methods take into account information the switches have learned about content location, availability and proximity to the requesting user. Our switches use a proprietary protocol to maintain and communicate information about a variety of relevant data, including the performance of not only the local servers attached to them but all other servers and switches in the network. This enables distributed calculation of best site and server information.

- Our switches can automatically replicate content when it is added or changed on a server or, alternatively, when the access frequency for a particular piece of content exceeds a user-defined threshold.

CONTENT SWITCHING ARCHITECTURE

     We have developed a distributed processing architecture for content switching that leverages multiple specialized processors in a way that optimizes the system for specific tasks. Arriving Web content requests are analyzed by an array of general-purpose microprocessors, which then determine where to send the content request based on what content is being requested and who is requesting it. Once a request is analyzed and the best server is selected, the content is delivered by special-purpose network processors, which are optimized for packet forwarding. This content switching architecture allows us to offer products that combine a high degree of content intelligence with high-performance and cost-effectiveness. In addition, our architecture is highly scalable, enabling us to add new features for higher performance without modifying the underlying architecture.

PRODUCTS

     We offer two Web switches today: the CS-100 and the CS-800.

     The CS-100 is designed for smaller Web sites with 16 or fewer servers. It is comprised of 12 or 16 100-megabit Ethernet interfaces interconnected by a five gigabit per second switching fabric. The CS-100 is priced from $17,000 to $25,000 depending on configuration and software options.

     The CS-800 is a high-performance switching chassis designed for large Web sites and Web hosting operations. Each CS-800 can support up to 64 100-megabit Ethernet interfaces or 32 gigabit Ethernet interfaces interconnected by a 20 gigabit per second switching fabric. It features redundant power supplies, switching fabrics and control logic. All systems modules, power supplies and fans are field replaceable. The CS-800 was designed for the high performance, reliability, availability and redundancy requirements of service providers and telecommunications companies. The CS-800 is priced from $35,000 to $220,000 depending on configuration and software options.

     Both Web switches support our full range of content switching capabilities. Both of our Web switches are based on our content switching architecture and combine the necessary performance and intelligence to enable efficient, reliable and secure delivery of Web content. Customers can install our products without having to modify the hardware, software or content of their Web site.

                              SERVICES AND SUPPORT

     We believe that quality technical support is a critical factor in a customer's decision to purchase a Web switching solution. Accordingly, we devote significant resources to ensure that we deliver high-quality support to our customers.

     Our technical support includes:

- telephone support, which is available either 24 hours a day, seven days a week, or during business hours, depending upon the support option chosen by our customers;

- online support, including answers to frequently asked questions, technical tips and manuals;

- software upgrades; and

- hardware repair.

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

     We generally charge our customers an annual technical support fee ranging from 12% to 18% of the purchase price for the products being supported. We believe that our technical support work with our customers not only helps ensure a customer's success with our products, but also allows our personnel to gain industry-specific knowledge that can be leveraged in future customer accounts and utilized in our product development efforts.

     We also offer installation, training and consulting services to assist customers in optimizing the benefits of our products. We assist with the implementation of our products and provide training on their functionality and features. In addition, we offer network design, configuration and optimization advice and services to our customers.

                              SALES AND MARKETING

     We sell our products through a direct sales force, distributors, a network of resellers, including application service providers, and OEMs. We believe that a direct sales force is critical for addressing our largest customers and potential customers, helping to create demand in the marketplace and generating an understanding of customer needs for use in product development efforts. We use our indirect channel to address accounts with which those resellers have strategic relationships, smaller accounts and geographic areas that are more efficiently addressed indirectly than directly.

     We are making a significant investment in our direct sales force. We expect direct sales to account for a majority of our revenue in 2000. Our direct sales force is comprised of a series of sales teams, consisting of a sales executive and a systems engineer. We have sales personnel in a number of major metropolitan areas, including Atlanta, Boston, Chicago, Dallas, Denver, Houston, Los Angeles, Minneapolis, New York, Philadelphia, San Jose, Seattle and Washington, D.C. Our international sales personnel are located in Argentina, Australia, Belgium, Brazil, Canada, France, Germany, Hong Kong, Israel, Japan, Mexico, the Netherlands, Singapore, South Korea, the United Arab Emirates and the United Kingdom. Our systems engineers support our sales efforts by working with potential customers to help them analyze the structure and needs of their particular network and how best to configure and implement our Web switching solutions into their network.

     We also sell our products through the following indirect channels:

- distributors, such as ACAL Nederland, NetOne Systems and Westcon;

- traditional resellers, such as Case Technology, Cube Computer, Sumitronics and Telemation Netzwerke;

- Web hosting and application service providers, such as Exodus Communications, GlobalCenter and NaviSite; and

- OEMs, such as Alcatel.

     Our marketing organization utilizes a variety of programs to build brand awareness, convey our value proposition and technology leadership position and create demand for our products. Our marketing programs include:

- seminars and trade shows;

- market research and analysis;

- product and strategy updates with industry analysts;

- public relations activities and speaking engagements;

- media advertisements;

- direct mail programs;

- brochures, data sheets and white papers;

- Web site marketing; and

- telemarketing programs.

                                   CUSTOMERS

     Our customers include Web hosting and application service providers, Internet service providers, e-commerce companies, Web portals and other enterprises deploying applications on the Web. In 1999, the following end users purchased at least $100,000 of our products and services from us or through one of our resellers or OEMs:

 Adonis                 Lyonais de Cable
 Asnet                  Matav
 Avantel                NaviSite
 EMC                    Nettaxi.com
 Exodus                 Road Runner
   Communications       Siemens
 GlobalCenter           Spinway.com
 Green Information      Telefonica
   and Communication    Interactiva
 Iaxis                  T-Online
 Infosel                Unitel
 Liberte Surf           World Online

     NaviSite accounted for 14% of our revenue in 1999. Sales to customers outside of the United States accounted for approximately 47% of our revenue in 1999.

     The following are examples of how customers in different Web markets have implemented our products and services.

     NAVISITE. NaviSite is an application service provider and Web hosting provider for large e-commerce and content delivery companies. NaviSite was looking for a strategic advantage in the high-end Web hosting and application services market. Our intelligent Web switches have enabled NaviSite to offer fee-based services to customers, including e-transaction assurance, site security, and dynamic load balancing. NaviSite has deployed CS-100 and CS-800 Web switches to deliver these services faster and more reliably than it was previously able. For example, NaviSite has used our Web switches to provide real-time streaming video content, including the broadcast of New England Patriot football games, for ThingWorld.com. The stability and support of our Web switches helped NaviSite create a scalable and reliable Web infrastructure that meets the demands of next-generation e-commerce and Web site services.

     TOYSMART.COM. Toysmart.com is an on-line provider of toys, children's products, learning tools and resources for parents, caregivers and educators. Like many e-commerce sites, toysmart.com confronts the significant e-commerce problem of managing a deluge of holiday shoppers to its site. In 1999, toysmart.com installed two ArrowPoint intelligent CS-800 Web switches to manage its site traffic so that holiday shoppers would experience smooth browsing and strong connections during their on-line shopping. Toysmart.com used our Web switches to perform load balancing, service selection and user selection. Our Web switches allowed toysmart.com to examine their customers' cookies and to make decisions based on content. Depending on the results, the CS-800 would decide which caching or SSL server was most appropriate for a particular customer. Toysmart.com reported that our Web switches allowed toysmart.com to double the performance and capacity of its Web site without adding servers or other hardware.

     ROAD RUNNER. Road Runner is a high-speed, on-line service provider. Road Runner has subscribers for its cable broadband online service in many locations throughout the United States. It is a joint venture among Time Warner, MediaOne Group, Microsoft, Compaq, and Advance/Newhouse. Road Runner installed our CS-100 Web switches at 21 data centers nationwide to deliver broadband Web content to hundreds of thousands of users simultaneously. Our Web switches work in combination with caches to enable Road Runner to deliver faster and more efficient service to its customers. Our Web switches have helped boost the performance of the Road Runner network and have reduced the need for Road Runner to purchase additional bandwidth. According to Road Runner, it chose ArrowPoint because we offered the only solution for directing Web traffic based on the content requested. With the assistance of our Web switching technology, Road Runner can offer its subscribers fast, reliable and advanced broadband online experiences.

     NETTAXI.COM. Nettaxi.com is a developer of commerce-enabled and content rich Web communities that allow its members to build their own distinctive "homes" on the Internet. These personalized "homes" may include news, entertainment, sports, financial and travel information as well as e-mail, personal home pages and chat rooms. Like many large-scale, on-line communities and portals, Nettaxi.com faced the problem of managing high traffic volumes and content load balancing. Nettaxi.com deployed our intelligent CS-100 Web switches to better manage its large on-line community of home pages, e-mail, domain hosting and e-commerce Web sites. Nettaxi.com reported that our Web switches significantly improved the performance and reliability of its Web site. Nettaxi.com uses our Web switches in place of a traditional load balancing solution. Our Web switches read URL addresses, allowing Nettaxi.com to separate requests for content, e-commerce services and on-line community content by type across the three server farms. Segmenting its content enables Nettaxi.com to scale its site intelligently, adding servers only where needed, as well as to deliver larger volumes of content to users faster and more reliably than was possible with traditional solutions. Intelligently managing its Web traffic flows with our Web switches has helped keep Nettaxi.com's growing community of users returning to the site.

     EXODUS COMMUNICATIONS. Exodus Communications is a provider of complex Internet hosting services. Exodus desired to improve the overall performance and speed of its ReadyCache content distribution service. The ReadyCache service improves response times over the Internet by storing frequently accessed Web content closer to the user. In addition, Exodus was looking for a URL-based load balancing product that would bring more intelligence and scalability to its service offerings. Exodus also required a Web switching solution that was compatible with its encryption technology. During 1999, Exodus installed 18 of our CS-100 Web switches in its data centers. The ability of our CS-100 Web switches to perform intelligent cache bypass and provide Exodus with effective load balancing capabilities enhanced the performance and scalability of the ReadyCache content distribution service.

                                 MANUFACTURING

     While we design our products and develop our software in-house, we subcontract the manufacturing of our products to Plexus, an independent manufacturer. Plexus assembles our products, tests them, stores and delivers them, and provides some field service to our customers. Our reliance on a single manufacturer exposes us to a number of risks, as described under "Risk
Factors -- Because we depend upon a single contract manufacturer to manufacture all of our products, we are exposed to significant risks over which we have little control".

     In addition to managing our relationship with Plexus, our internal manufacturing group is responsible for the following functions which support the manufacturing activities of Plexus:

- vendor selection and management;

- purchasing;

- materials management and forecasting; and

- quality assurance.

     Several key components of our products are currently available from only single vendors. The key components of our products that we purchase from single sources are:

- critical network processors for both the CS-100 and the CS-800 from MMC Networks;

- the power supply device for the CS-100 from Cherokee International; and

- the power supply device for the CS-800 from Tectrol.

For a discussion of the risks associated with this, see "Risk Factors -- We purchase several of our key components from single sources, and we could lose revenue and market share if we are unable to obtain a sufficient supply of those components".

                                  COMPETITION

     We compete primarily on the basis of:

- the features and functionality of our products, including their ability to analyze the content of Web requests;

- the scalability of our solutions;

- the ease of installing, configuring and managing our products;

- the services we offer in support of our products; and

- the ratio of performance to price for our products.

     We believe that we currently compete effectively against our competitors with respect to each of the competitive factors listed above. However, we cannot assure you that we will be able to maintain our competitive position in the future.

     The market for Internet infrastructure solutions is new, rapidly evolving and very competitive. We expect competition in this market will increase in the future. Our principal competitors include large networking equipment companies such as Cisco Systems, as well as companies such as Alteon WebSystems, F5 Networks and Foundry Networks. Some of our competitors have longer operating histories, greater name recognition and greater financial, technical, sales, marketing, support and other resources than we do.

                               PROPRIETARY RIGHTS

     Our success and competitiveness depend significantly on the protection of our proprietary technology. We rely primarily on a combination of patents, copyrights, trade secret laws and restrictions on disclosure to protect our proprietary technology. In December 1999 we were awarded a U.S. patent covering a variety of claims relating to our content switching technology, including a method for analyzing content to select the most appropriate server to handle a particular request by a user. This patent expires in August 2017. Despite these protections, others may be able to copy or reverse engineer aspects of our products, to obtain and use information that we regard as proprietary or to independently develop similar technology. In addition, our patent has been issued only in the United States and the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

     Litigation may be necessary in the future to enforce or defend our proprietary technology or to determine the validity and scope of the proprietary rights of others. This litigation, whether successful or unsuccessful, could result in substantial costs and diversion of management and technical resources.

     We attempt to avoid infringing intellectual property and proprietary rights of third parties in our product development efforts. However, we do not conduct patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. If our products violate third-party proprietary rights, we could be liable for substantial damages. In addition, we may be required to reengineer our products or seek to obtain licenses to continue offering those products, and there can be no assurance that those efforts would be successful.

     We incorporate into our products some technology developed by third parties, including the operating system for our Web switches and some routing technology. We have purchased licenses to these technologies, which generally have an indefinite term or renew automatically, and in some cases have obtained rights to the source code for the licensed software. We believe that alternative sources for these technologies are available.

     We have received trademark registrations in several foreign jurisdictions for the mark "ArrowPoint", and we have applications pending in the U.S. and several foreign jurisdictions for the trademarks "Content Smart", "Content Smart Switching", "Flowminder" and "Flowwall Security".

                                   EMPLOYEES

     As of December 31, 1999, we had 148 employees, including 73 in sales, marketing and support, 50 in product development, nine in manufacturing and 16 in finance and administration. None of our employees is subject to a collective bargaining agreement. We believe that our relations with our employees are good.

                                   FACILITIES

     Our headquarters are located in approximately 45,000 square feet of space in an office building in Acton, Massachusetts, under a lease that expires in November 2004. We also lease sales offices in 12 locations around the world. We believe that our existing facilities are adequate to meet our current needs and that suitable additional or substitute space will be available on commercially reasonable terms when needed.

                               LEGAL PROCEEDINGS

     We were named a defendant in a civil suit filed in the United States District Court for the Southern District of New York by Arrow Electronics, Inc. on July 19, 1999. In the lawsuit, Arrow Electronics asserts trademark infringement and associated state law claims. In particular, Arrow Electronics alleges that customers are likely to be confused between Arrow Electronics and ArrowPoint, and by use of the Internet domain name arrowpoint.com. Arrow Electronics is seeking an injunction precluding us from using the name and mark ArrowPoint and requiring us to relinquish registration of the domain name arrowpoint.com. We have filed an answer denying all material allegations asserted in the complaint. The case is presently in the early stages of discovery. We intend to vigorously defend this lawsuit, including our right to use the ArrowPoint trademark and the arrowpoint.com domain name.

     We are not currently a party to any other legal proceedings.

                                   MANAGEMENT
EXECUTIVE OFFICERS AND DIRECTORS

     The following table lists our executive officers and directors and their ages as of December 31, 1999.

                NAME                   AGE                            POSITION
-------------------------------------  ---      ----------------------------------------------------
Chin-Cheng Wu........................  49       Chairman of the Board and Chief Executive Officer
Louis J. Volpe.......................  50       President, Chief Operating Officer and Director
Cynthia M. Deysher...................  41       Vice President, Operations, Chief Financial Officer
                                                and Treasurer
Christopher P. Lynch.................  36       Vice President, Worldwide Sales and Support
Peter M. Piscia......................  39       Vice President, Engineering
Edward T. Anderson(1)(2).............  50       Director
James A. Dolce, Jr.(1)...............  37       Director
Paul J. Ferri(1)(2)..................  61       Director

---------------
(1) Member of the audit committee.

(2) Member of the compensation committee.

     CHIN-CHENG WU founded ArrowPoint, has served as our Chief Executive Officer since our inception in April 1997 and has served as Chairman of the Board since November 1999. Mr. Wu also served as President from our inception until November 1999. From March 1996 to March 1997, Mr. Wu was the Vice President of Remote Access Engineering at Cascade Communications, a networking company. Mr. Wu co-founded Arris Communications, a networking company, and served as Vice President of Engineering from June 1995 to March 1996. From January 1991 to June 1995, Mr. Wu was Vice President of Engineering at Xyplex Inc., a computer networking company.

     LOUIS J. VOLPE joined us as President, Chief Operating Officer and a director in November 1999. Mr. Volpe was Senior Vice President, Worldwide Sales and Marketing and a director of GeoTel Communications, a provider of software solutions for call center applications, from May 1996 to June 1999. From February 1995 to April 1996, Mr. Volpe served as GeoTel's Vice President of Marketing.

     CYNTHIA M. DEYSHER joined us as Vice President of Operations and Chief Financial Officer in December 1997. From January 1994 to March 1997, Ms. Deysher served as Senior Vice President, Finance and Administration and as Chief Financial Officer at Shiva Corporation, a designer and manufacturer of hardware and software products.

     CHRISTOPHER P. LYNCH joined us as Vice President, Worldwide Sales and Support in February 1998. From December 1997 to February 1998, Mr. Lynch served as Vice President, North American Sales of Lucent Technologies, a communications systems company. Mr. Lynch served as Vice President, North American Sales of Prominet Corporation from May 1997 until Prominet's acquisition by Lucent in January 1998. From October 1992 to May 1997, Mr. Lynch was a sales executive at Bay Networks, Inc., an Internetworking solutions company, and its predecessor company, Wellfleet Communications.

     PETER M. PISCIA joined us as Director of Engineering in August 1997 and was promoted to Vice President, Engineering in November 1998. From May 1996 to June 1997, Mr. Piscia served as Director of Engineering Operations at Cascade Communications. From June 1995 to May 1996, Mr. Piscia was Director of Engineering Operations at Xyplex, Inc.

     EDWARD T. ANDERSON has served as a director since April 1997. Mr. Anderson has been General Partner of North Bridge Venture Management Company, a venture capital firm, since March 1994.

     JAMES A. DOLCE, JR. has served as a director since January 2000. Mr. Dolce has served as Vice President and General Manager of Unisphere Solutions, Inc., a computer networking company and a division of Siemens, since April 1999. Mr. Dolce founded Redstone Communications in September 1997 and served as its Chief Executive Officer and President until April 1999. From May 1996 to July 1997, Mr. Dolce was Vice President and General Manager of Cascade Communications' Remote Access Business Unit. Mr. Dolce co-founded Arris Networks and served as its Vice President, Sales and Marketing from October 1995 until Arris Networks' acquisition by Cascade in May 1996.

     PAUL J. FERRI has served as a director since April 1997. Mr. Ferri has been General Partner of Matrix Partners, a venture capital firm, since 1982. Mr. Ferri also serves as a director of Sycamore Networks, Inc., Ezenia!, Inc. and Applix, Inc.

     The terms of office of the members of our board of directors are divided into three classes. Messrs. Wu and Anderson serve as Class I Directors (whose terms expire in 2001), Messrs. Volpe and Ferri serve as Class II Directors (whose terms expire in 2002) and Mr. Dolce serves as a Class III Director (whose term expires in 2003). At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. The classification of our board of directors may have the effect of delaying or preventing changes in control or management of ArrowPoint. See "Description of Capital Stock -- Charter Documents".

     Each executive officer is appointed by, and serves at the discretion of, our board of directors. There are no family relationships among any of our directors or officers.

                      COMMITTEES OF OUR BOARD OF DIRECTORS

     Our compensation committee consists of Mr. Anderson and Mr. Ferri. It establishes the salaries and incentive compensation of our executive officers and administers our stock option plans.

     Our audit committee consists of Mr. Anderson, Mr. Dolce and Mr. Ferri. It reviews the results and scope of audits and other services provided by our independent public accountants and reviews our system of internal accounting and financial controls. Our audit committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention.

                             DIRECTOR COMPENSATION

     Non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of our board of directors. No director receives compensation for services rendered as a director. Non-employee directors will be eligible for participation in our 2000 Non-Employee Director Stock Option Plan. See "Management -- Stock Plans".

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table presents information concerning compensation paid or accrued for the year ended December 31, 1999 for each of our executive officers during that year.

                           SUMMARY COMPENSATION TABLE


                                                                    LONG TERM COMPENSATION
                                                                   -------------------------
                                                                            AWARDS
                                                                   -------------------------
                                      ANNUAL COMPENSATION          RESTRICTED       STOCK
                                -------------------------------       STOCK       UNDERLYING
NAME AND PRINCIPAL POSITION      SALARY      BONUS      OTHER       AWARDS(1)      OPTIONS
---------------------------     --------    -------    --------    -----------    ----------
Chin-Cheng Wu.................  $160,000    $64,000          --             --     340,000
  Chairman of the Board and
  Chief Executive Officer
Louis J. Volpe................    14,564      9,333          --    $31,625,000          --
  President and Chief
  Operating Officer(2)
Cynthia M. Deysher............   135,000     32,400          --             --      60,000
  Vice President, Operations
  and Chief Financial Officer
Christopher P. Lynch..........   120,000         --    $144,134(3)          --      90,000
  Vice President, Worldwide
  Sales and Support
Peter M. Piscia...............   130,000     31,110          --             --      80,000
  Vice President, Engineering


---------------

(1) Amounts shown represent the value of the restricted stock award, based on the midpoint of the estimated public offering price range less the purchase price paid. The number of shares of restricted stock beneficially held by each of the executive officers as of December 31, 1999 and their value as of December 31, 1999, based on the midpoint of the estimated public offering price range, were as follows: Mr. Wu: 2,000,000 shares, $61,999,000; Mr.
    Volpe: 1,100,000 shares, $31,625,000; Ms. Deysher: 300,000 shares,
    $9,292,500; Mr. Lynch: 400,000 shares, $12,300,000; and Mr. Piscia: 140,000 shares, $4,339,300. The holders of those shares of restricted stock will be entitled to receive any dividends paid by ArrowPoint on its common stock.


(2) Mr. Volpe joined ArrowPoint in November 1999 and thus received compensation for only part of the fiscal year.

(3) Consists of sales commissions.

OPTION GRANTS

     The following table presents information concerning grants of stock options to each of our executive officers during the year ended December 31, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                   INDIVIDUAL GRANTS
                                       -------------------------------------------------------------------------
                                                                                      POTENTIAL REALIZABLE VALUE
                                                                                              AT ASSUMED
                          NUMBER OF                                                        ANNUAL RATES OF
                            SHARES     PERCENT OF TOTAL     EXERCISE                   STOCK PRICE APPRECIATION
                          UNDERLYING   OPTIONS GRANTED      OR BASE                       FOR OPTION TERM(2)
                           OPTIONS       TO EMPLOYEES        PRICE       EXPIRATION   --------------------------
NAME                       GRANTED      IN FISCAL YEAR    PER SHARE(1)      DATE          5%            10%
----                      ----------   ----------------   ------------   ----------   -----------   ------------
Chin-Cheng Wu...........   140,000           4.7%            $1.25         6/10/09    $6,894,403    $11,081,842
                           200,000           6.7              3.50        11/19/09     9,399,147
                                                                                                     15,381,203
Louis J. Volpe..........        --            --                --              --            --             --
Cynthia M. Deysher......    60,000           2.0              1.25         6/10/09     2,954,744      4,749,361
Christopher P. Lynch....    90,000           3.0              1.25         6/10/09     4,432,116      7,124,041
Peter M. Piscia.........    80,000           2.7              1.25         6/10/09     3,939,659      6,332,481


---------------
(1) In general, options become exercisable over a five-year period and terminate three months following termination of the executive officers' employment or ten years after the date of grant, whichever occurs earlier. 50% of the unvested shares become exercisable upon an acquisition of ArrowPoint.


(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (5% and 10%) in the assumed initial public offering price of our common stock of $31.00 over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercises of stock options will depend on the future performance of our common stock, the optionholders' continued employment through the option period, and the date on which the options are exercised.

YEAR-END OPTION VALUES

     The following table presents information concerning the unexercised options held by each of our executive officers on December 31, 1999. None of our executive officers exercised any stock options during the year ended December 31, 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR ENDED OPTION VALUES


                                      NUMBER OF SHARES UNDERLYING          VALUE OF UNEXERCISED
                                         UNEXERCISED OPTIONS AT            IN-THE-MONEY OPTIONS
                                            FISCAL YEAR-END                 AT FISCAL YEAR END
                                      ----------------------------    -------------------------------
NAME                                  EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE(1)
----                                  -----------    -------------    -----------    ----------------
Chin-Cheng Wu.......................        --          340,000              --         $9,665,000
Louis J. Volpe......................        --               --              --                 --
Cynthia M. Deysher..................        --           60,000              --          1,785,000
Christopher P. Lynch................        --           90,000              --          2,677,500
Peter M. Piscia.....................    22,732          157,268        $696,279          4,746,121


---------------

(1) There was no public trading market for our common stock as of December 31, 1999. Accordingly, these values have been calculated on the basis of an assumed initial public offering price of $31.00 per share, less the applicable exercise price.


                                  STOCK PLANS

1997 STOCK INCENTIVE PLAN


     General. Our 1997 Stock Incentive Plan (the "Incentive Plan") provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards and other awards. The Incentive Plan authorizes the issuance of a maximum of 19,000,000 shares of common stock. As of February 29, 2000, 3,214,668 shares had been issued and are outstanding under the Incentive Plan and 5,790,998 shares were subject to outstanding options under the Incentive Plan. The Incentive Plan is administered by our board of directors and the compensation committee.


     Eligibility to Receive Awards. Employees, officers, directors, consultants and advisors of ArrowPoint and our subsidiaries are eligible to be granted awards under the Incentive Plan. Under present law, however, incentive stock options qualifying under Section 422 of the Internal Revenue Code may only be granted to employees.

     Incentive Stock Options and Nonstatutory Stock Options. Stock options entitle the holder to purchase a specified number of shares of common stock at a specified option price, subject to the other terms and conditions contained in the option grant. The board establishes the exercise price on the date of grant. Under present law, however, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of ArrowPoint). Options may not be granted for a term in excess of ten years. Our board of directors or our compensation committee determines:

- the recipients of stock options,

- the number of shares subject to each option granted,

- the exercise price of the option,

- the vesting schedule of the option (generally over five years),

- the duration of the option (generally ten years, subject to earlier termination in the event of the termination of the optionee's employment), and

- the manner of payment of the exercise price of the option.

     Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of common stock, subject to our right to repurchase all or part of such shares from the recipient in the event of the termination of the recipient's employment prior to the end of the vesting period for such award or if other conditions specified in the award are not satisfied. Our board of directors or the compensation committee determines:

- the recipients of restricted stock,

- the number of shares subject to each restricted stock award granted,

- the purchase price of the restricted stock award,

- the vesting schedule of the restricted stock award (generally over five years), and

- the manner of payment of the purchase price for the restricted stock award.

     Acquisition of ArrowPoint. Most outstanding stock options and restricted stock awards under the Incentive Plan provide that 50% of the unvested portion of such option or award becomes vested upon an acquisition of ArrowPoint.

2000 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     Our 2000 Non-Employee Director Stock Option Plan (the "Director Plan") authorizes the grant of options to purchase up to 300,000 shares of common stock to our non-employee directors. No options have been granted to date under the Director Plan.

     Under the Director Plan, each non-employee director will be granted a stock option to purchase 20,000 shares of common stock on the date of this prospectus, and each future non-employee director will be granted a stock option to purchase 20,000 shares of common stock on the date he or she is first elected to our board of directors. In addition, each non-employee director will be granted a stock option to purchase 10,000 shares of common stock on January 31 of each year, beginning January 31, 2001. The exercise price for all options granted under the Director Plan will be equal to the fair market value of the common stock on the date of grant. Each option granted will become exercisable in full on the first anniversary of the date of grant, provided that the optionee remains a director, and will become exercisable as to 50% of the shares covered by the option upon a change in control of ArrowPoint. Each option will expire on the earlier of ten years from the date of grant or on the first anniversary of the date on which the optionee ceases to be a director.

2000 EMPLOYEE STOCK PURCHASE PLAN

     Our 2000 Employee Stock Purchase Plan (the "Purchase Plan") provides for the issuance of up to 400,000 shares of our common stock to participating employees. On May 1 of each year, commencing with May 1, 2001, the aggregate number of shares available for purchase during the life of the Purchase Plan will be automatically increased by the number of shares necessary to increase the number of shares then available under the Purchase Plan to 400,000.

     All of our employees, including directors who are employees, and all employees of any participating subsidiaries:

- whose customary employment is more than 20 hours per week for more than five months in a calendar year;

- who are employed by us for at least 15 days prior to enrolling in an offering; and

- who are employed on the first day of a designated payroll deduction offering period are eligible to participate in an offering under the Purchase Plan.

     Employees who would immediately after the grant own five percent or more of the total combined voting power or value of our stock or any subsidiary are not eligible to participate.

     The Purchase Plan will be implemented through a series of six-month offering periods. The first offering period will commence on May 1, 2000. To participate in an offering under the Purchase Plan, an employee must authorize us to deduct from one to ten percent of his or her base pay during the offering period. At the end of each offering period, the accumulated payroll deductions of each participating employee will be used to purchase shares of our common stock at the purchase price for that offering period. The purchase price of the shares in each offering period will be 85% of the closing price per share of the common stock on either the first or last day of the offering period, whichever is lower.

                                  401(k) PLAN

     We maintain a 401(k) plan qualified under Section 401(k) of the Internal Revenue Code. Under the 401(k) plan, a participant may contribute a maximum of 15% of his or her pre-tax salary, commissions and bonuses through payroll deductions, up to the statutorily prescribed annual limit ($10,000 in calendar year 1999). The percentage elected by more highly compensated participants may be required to be lower. In addition, at the discretion of our board of directors, we may make discretionary profit-sharing contributions into the 401(k) plan for all eligible employees. During the years ended December 31, 1998 and 1999, we made no profit-sharing contributions to the 401(k) plan.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     None of our executive officers has served as a director or member of the compensation committee of any other entity whose executive officers served as a director or member of our compensation committee.

                          LIMITATION OF LIABILITY AND
                            INDEMNIFICATION MATTERS

     Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duties as a director, except for liability

- for any breach of his or her duty of loyalty to the corporation or its stockholders;

- for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

- for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

- for any transaction from which he or she derived an improper personal benefit.

     Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by law. Our certificate of incorporation permits us to advance expenses incurred by an indemnified director or officer in connection with the defense of any action or proceeding arising out of such director's or officer's status or a director or officer upon an undertaking by such director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to such indemnification.

     We have also purchased directors and officers liability insurance.

                          TRANSACTIONS WITH AFFILIATES

     We have engaged in the following transactions, with our directors, executive officers, and stockholders who beneficially own more than 5% of our outstanding common stock.

     On April 17, 1997, we sold an aggregate of 5,600,000 shares of our Series A preferred stock to ten purchasers at a purchase price of $1.00 per share. North Bridge Venture Partners II, L.P., which currently owns more than 5% of our outstanding common stock and has a representative on our board of directors, purchased 2,100,000 of those shares. Various funds affiliated with Matrix Partners, which currently owns more than 5% of our outstanding common stock and has a representative on our board of directors, purchased 2,875,000 of those shares. Chin-Cheng Wu, our Chairman and Chief Executive Officer, purchased 280,000 of those shares. James A. Dolce, Jr., a director, purchased 25,000 of those shares. On December 30, 1997, we sold 25,000 shares of Series A preferred stock to Cynthia M. Deysher, our Vice President, Operations and Chief Financial Officer, at a purchase price of $1.00 per share.

     On February 5, 1998, we sold an aggregate of 2,213,828 shares of our Series B preferred stock to 16 purchasers at a purchase price of $4.63 per share. Various funds affiliated with Accel Partners, which currently owns more than 5% of our outstanding common stock, purchased 1,079,914 of those shares. North Bridge Venture Partners II, L.P. purchased 453,564 of those shares. Various funds affiliated with Matrix Partners purchased 626,350 of those shares. Mr. Wu purchased 10,800 of those shares. Ms. Deysher and members of her family purchased 10,800 of those shares.

     On September 30, 1998, we sold an aggregate of 278,464 shares of our Series C preferred stock to seven purchasers at a purchase price of $7.86 per share. Various funds affiliated with Accel Partners purchased 24,100 of those shares.

     On February 16, 1999, we sold an aggregate of 1,502,443 shares of our Series D preferred stock to 20 purchasers at a purchase price of $10.20 per share. North Bridge Venture Partners II, L.P. purchased 98,039 of those shares. Various funds affiliated with Matrix Partners purchased 147,058 of those shares. Various funds affiliated with Accel Partners purchased 49,019 of those shares. On November 24, 1999, we sold 100,000 shares of our Series D preferred stock to Louis J. Volpe, our President, Chief Operating Officer and a director, at a purchase price of $10.20 per share.

     Between January 14, 2000, and January 26, 2000, we sold an aggregate of 657,263 shares of our Series E preferred stock to 42 purchasers at a purchase price of $21.14 per share. Various funds affiliated with North Bridge Venture Partners purchased 140,992 of those shares. Various funds affiliated with Matrix Partners purchased 193,995 of those shares. Various funds affiliated with Accel Partners purchased 61,309 of those shares. Mr. Dolce purchased 9,460 of those shares.

     On April 15, 1997, we sold 2,000,000 shares of restricted common stock to Mr. Wu for $.0005 per share. On October 10, 1997, we sold 140,000 shares of restricted common stock to Peter M. Piscia, Vice President, Engineering, for $.005 per share. On December 31, 1997, we sold 300,000 shares of restricted common stock to Ms. Deysher for $.025 per share. On March 12, 1998 we sold 400,000 shares of restricted common stock to Christopher P. Lynch, Vice President, Worldwide Sales and Support, for $.25 per share. On November 29, 1999, we sold 1,100,000 shares of restricted common stock to Mr. Volpe for $2.25 per share.

     We believe that all transactions set forth above were made on terms no less favorable to us than we would have obtained from unaffiliated third parties.

     We have adopted a policy providing that all future transactions between ArrowPoint and our officers, directors and affiliates must be approved by a majority of the disinterested members of our board of directors and must either be for a valid business purpose or be on terms no less favorable to ArrowPoint than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of our common stock as of January 31, 2000, and as adjusted to reflect the sale of the shares of common stock in this offering, by:

- each person known by us to be the beneficial owner of more than 5% of our common stock;

- each of our executive officers listed in the Summary Compensation table;

- each of our directors; and

- all of our executive officers and directors as a group.

     To our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned except to the extent authority is shared by spouses under applicable law and except as described in the footnotes to the table. The number of shares of common stock owned by each person listed includes shares of common stock underlying options held by that person that are exercisable within 60 days after January 31, 2000. The number of outstanding shares of common stock used in calculating the percentage ownership for each person listed includes the shares of common stock underlying options held by that person that are exercisable within 60 days after January 31, 2000, but excludes shares of common stock underlying options held by any other person. Percentage ownership calculations are based on 29,201,964 shares of common stock outstanding as of January 31, 2000, and the additional 5,000,000 shares of common stock to be sold in this offering.

                                                                                  PERCENTAGE OF
                                                                                   COMMON STOCK
                                                                                   OUTSTANDING
                                                                               --------------------
                                                          NUMBER OF SHARES      BEFORE      AFTER
NAME OF BENEFICIAL OWNER                                 BENEFICIALLY OWNED    OFFERING    OFFERING
------------------------                                 ------------------    --------    --------
North Bridge Venture Partners(1)......................        5,585,190         19.13%      16.33%
Matrix Partners(2)....................................        7,684,806         26.32       22.47
Accel Partners(3).....................................        2,428,684          8.32        7.10
Chin-Cheng Wu(4)......................................        2,581,600          8.84        7.55
Louis J. Volpe........................................        1,300,000          4.45        3.80
Cynthia M. Deysher(5).................................          371,600          1.27        1.09
Christopher P. Lynch(6)...............................          400,000          1.37        1.17
Peter M. Piscia(7)....................................          167,733             *           *
Paul J. Ferri(2)......................................        7,684,806         26.32       22.47
Edward T. Anderson(1).................................        5,585,190         19.13       16.33
James A. Dolce, Jr.(8)................................           68,920             *           *
All executive officers and directors as a group (eight
  persons)............................................       18,159,849         62.13       53.05

---------------
* Less than 1%.

 (1) Composed of 5,303,206 shares held by North Bridge Venture Partners II, L.P., 191,156 shares held by North Bridge Venture Partners IV-A, L.P. and 90,828 shares held by North Bridge Venture Partners IV-B, L.P. Messrs. Edward Anderson, Richard D'Amore, William Geary and Jeffrey McCarthy, by virtue of their management position in the North Bridge entities, each have voting and dispositive power with respect to the shares owed by North Bridge Venture Partners II, L.P. Messrs. Edward Anderson, Richard D'Amore, William Geary, Jeffrey McCarthy and Angelo Santinelli, by virtue of their management position in the North Bridge entities, each have voting and dispositive power with respect to the shares owned by North Bridge Venture Partners IV-A, L.P. and North Bridge Venture Partners IV-B, L.P. The address of North Bridge Venture Partners, L.P. is 950 Winter Street, Suite 4600, Waltham, MA 02451.

 (2) Composed of 6,931,976 shares held by Matrix Partners IV, L.P., 364,840 shares held by Matrix IV Entrepreneurs Fund, L.P., 333,672 shares held by Matrix Partners VI, L.P. and 54,318 shares held by Weston & Co., as nominee for certain persons. Mr. Ferri, by virtue of his management position in the Matrix entities, has sole voting and dispositive power with respect to the Matrix entities' shares. Mr. Ferri disclaims beneficial ownership of these shares. Robert J. Hawke has sole voting and dispositive power with respect to the shares held by Weston & Co. The address of Matrix Partners is Bay Colony Corporate Center, 1000 Winter Street, Suite 4500, Waltham, MA 02451.



 (3) Composed of (i) 1,906,518 shares held by Accel V L.P., as to which Arthur
     C. Patterson, ACP Family Partnership L.P. (whose sole general partner is Arthur C. Patterson), James R. Swartz, James W. Breyer, The Breyer 1995 Trust dated 10/4/95, Eugene D. Hill, Swartz Family Limited Partnership L.P. (whose sole general partner is James R. Swartz), Luke B. Evnin, J. Peter Wagner and G. Carter Sednaoui share voting and dispositive power; (ii) 252,582 shares held by Accel Internet/Strategic Technology Fund L.P., as to which Arthur C. Patterson, ACP Family Partnership L.P. (whose sole general partner is Arthur C. Patterson), James R. Swartz, James W. Breyer, Eugene
     D. Hill, Swartz Family Limited Partnership L.P. (whose sole general partner is James R. Swartz), Luke B. Evnin, J. Peter Wagner and G. Carter Sednaoui share voting and dispositive power; (iii) 99,576 shares held by Accel Keiretsu V L.P., as to which Arthur C. Patterson, James R. Swartz, James W. Breyer, Eugene D. Hill, Luke B. Evnin, J. Peter Wagner and G. Carter Sednaoui share voting and dispositive power; (iv) 116,578 shares held by Accel Investors '97 L.P., as to which Arthur C. Patterson, James R. Swartz, James W. Breyer, Eugene D. Hill, Luke B. Evnin, J. Peter Wagner and G. Carter Sednaoui share voting and dispositive power; and (v) 53,430 shares held by Ellmore C. Patterson Partners, as to which Arthur C. Patterson has sole voting and dispositive power. The address of Accel Partners is 428 University Avenue, Palo Alto, California 94301.


 (4) Includes 1,000,000 shares held by the Chin-Cheng Wu 1996 Irrevocable Children's Trust dated December 9, 1996. The address of Chin-Cheng Wu is c/o ArrowPoint Communications, Inc., 50 Nagog Park, Acton, Massachusetts 01720.

 (5) Includes 16,000 shares held for the benefit of Ms. Deysher's minor children under the Massachusetts Uniform Transfer to Minors Act.

 (6) Includes 8,000 shares held for the benefit of Mr. Lynch's minor children under the Massachusetts Uniform Transfer to Minors Act.

 (7) Includes 27,733 shares issuable upon the exercise of options exercisable within 60 days after January 25, 2000.

 (8) Composed of 50,000 shares held by the Alexer Family Limited Partnership and 18,920 held by Mr. Dolce. Mr. Dolce is a general partner of the Alexer Family Limited Partnership.

                          DESCRIPTION OF CAPITAL STOCK


     Upon the closing of this offering, our authorized capital stock will consist of 200,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share. As of February 29, 2000, there were outstanding



- 8,214,368 shares of common stock held by 79 stockholders of record,


- 10,501,998 shares of convertible preferred stock (convertible into 21,003,996 shares of common stock) held by 71 stockholders of record, and


- options to purchase an aggregate of 5,790,998 shares of common stock.


     The following summary of our capital stock and our certificate of incorporation and bylaws is qualified by reference to the provisions of applicable law and to our certificate of incorporation and bylaws included as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information".

                                  COMMON STOCK

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. In addition, our credit facility restricts the payment of cash dividends without the bank's consent. See "Dividend Policy". Upon the liquidation, dissolution or winding up of ArrowPoint, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

                                PREFERRED STOCK

     Under the terms of our certificate of incorporation, our board of directors is authorized to designate and issue shares of preferred stock in one or more series without stockholder approval. Our board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

- restricting dividends on the common stock;

- diluting the voting power of the common stock;

- impairing the liquidation rights of the common stock; and

- delaying or preventing a change in control of our company.

     The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

      DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved by our board of directors and/or stockholders of the corporation in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     Our certification of incorporation and bylaws provide for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may only be filled by vote of a majority of the directors then in office. The classification of our board of directors and the limitation on filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of ArrowPoint.

     Our bylaws also provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our bylaws further provide that special meetings of the stockholders may only be called by the Chairman of the Board, the President or our board of directors. In order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice and provide certain information to us. These provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions could also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, it would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting and not by written consent.

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices of our common stock. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

                         SALES OF RESTRICTED SHARES AND
                               LOCK-UP AGREEMENTS


     After this offering, we will have outstanding 34,218,364 shares of common stock, based upon shares outstanding as of February 29, 2000, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options after February 29, 2000. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 29,218,364 shares of common stock held by existing stockholders are "restricted" shares as that term is defined in Rule 144 under the Securities Act. We issued and sold the restricted shares in private transactions in reliance upon exemptions from registration under the Securities Act. Restricted shares may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration, such as Rule 144 or 701 under the Securities Act, which are summarized below.



     Except for sales of common stock to the underwriters in accordance with the terms of the underwriting agreement, ArrowPoint, our executive officers and directors and most of our stockholders and optionholders, who in the aggregate hold 29,210,998 shares of our common stock, have agreed with the underwriters not to dispose of or hedge any of their shares of common stock or securities convertible into or exchangeable for shares of common stock (excluding shares purchased in open market transactions or pursuant to our directed share program, which are not subject to the lock-up) during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except that (i) two days after ArrowPoint publicly releases its operating results for the quarter ended June 30, 2000, 15% of the total number of shares of common stock locked-up pursuant to lock-up agreements shall be released from the lock-up provisions on a pro rata basis for each stockholder subject to such lock-up agreements, and (ii) 30 days after ArrowPoint releases its operating results for the quarter ended June 30, 2000, another 25% of the total number of shares of common stock locked-up pursuant to lock-up agreements shall be released from the lock-up provisions on a pro rata basis for each stockholder subject to such lock-up agreements. In addition, shares of common stock can be released with the prior written consent of Goldman, Sachs & Co. See "Underwriting".


     Taking into account the lock-up agreements, the number of additional shares that will be available for sale in the public market under the provisions of Rules 144, 144(k) and 701 will be as follows:


                                                                  NUMBER OF
DATE OF AVAILABILITY FOR SALE                                 ADDITIONAL SHARES
-----------------------------                                 -----------------
On the date of this prospectus..............................      5,000,000
90 days after the date of this prospectus...................          5,000
Two days after ArrowPoint releases its operating results for
  the quarter ended June 30, 2000...........................      4,154,825
30 days after ArrowPoint releases its operating results for
  the quarter ended June 30, 2000...........................      6,813,084
180 days after the date of this prospectus..................     13,703,537

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year would be entitled to sell, within any three-month period, up to that number of restricted shares as is equal to the greater of one percent of the number of shares of common stock then outstanding (which will equal approximately 342,183 shares immediately after this offering) or the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about ArrowPoint. Rule 144 also provides that our affiliates who are selling shares of common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares with the exception of the holding period requirement.


     Under Rule 144(k), beginning on the date of this prospectus, a person who is not deemed to have been an affiliate of ArrowPoint at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Rule 701 may be relied upon with respect to the resale of shares of common stock originally purchased from us by employees or consultants prior to the date of this prospectus. Shares issued in reliance on Rule 701 are restricted shares and, subject to the lock-up agreements described above, may be sold beginning 90 days after the date of this prospectus by persons other than affiliates, subject only to the manner of sale provisions of Rule 144, and may be sold by affiliates under Rule 144 without compliance with its one-year holding period requirement.

                         FUTURE REGISTRATIONS OF SHARES

     Following this offering, we intend to file registration statements under the Securities Act covering the shares of common stock issuable upon the exercise of stock options or reserved for issuance under our stock plans. The shares registered under these registration statements will, subject to Rule 144 provisions applicable to affiliates, be available for sale in the open market, except to the extent that the shares are subject to our vesting restrictions or the lock-up agreements described above. See "Management -- Stock Plans".

     In addition, following this offering, the holders of 20,703,996 shares of common stock will have the right, subject to certain exceptions and conditions, to require us to register their shares of common stock under the Securities Act, and they will have the right to participate in future registrations of securities by us. We are not required to effect more than two demand registrations on Form S-1 or more than three demand registrations on Form S-3 on behalf of these holders. We are generally required to bear all of the expenses of all registrations. Registration of any of the shares of common stock would result in these shares becoming freely tradable without restriction under the Securities Act upon effectiveness of the registration statement.

                                  UNDERWRITING

     ArrowPoint and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are the representatives of the underwriters.

                        Underwriters                          Number of Shares
                        ------------                          ----------------
Goldman, Sachs & Co. .......................................
Deutsche Bank Securities Inc. ..............................
J.P. Morgan Securities Inc. ................................
                                                                  --------

          Total.............................................     5,000,000
                                                                  ========

                            ------------------------

     If the underwriters sell more shares than the total number presented in the table above, the underwriters have an option to buy up to an additional 750,000 shares from ArrowPoint to cover such sales. They may exercise that option for 30 days. If any shares are purchased upon exercise of that option, the underwriters will severally purchase shares in approximately the same proportion as presented in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by ArrowPoint. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 750,000 additional shares.

                                                                  Paid by ArrowPoint
                                                              ---------------------------
                                                              No Exercise   Full Exercise
                                                              -----------   -------------
Per Share...................................................    $              $
Total.......................................................    $              $

     Shares sold by the underwriters to the public will initially be offered at the initial public offering price presented on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $     per share from the
initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.


     ArrowPoint and its directors, officers and stockholders who own approximately 28,210,998 shares of common stock have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock (excluding shares purchased in open market transactions or pursuant to our directed share program, which are not subject to the lock-up) during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except that (i) two days after ArrowPoint publicly releases its operating results for the quarter ended June 30, 2000, 15% of the total number of shares of common stock subject to these lock-up agreements shall be released from the lock-up provisions on a pro rata basis, and (ii) 30 days after ArrowPoint releases its operating results for the quarter ended June 30, 2000, another 25% of the total number of shares of common stock subject to these lock-up agreements shall be released from the lock-up provisions on a pro rata basis. In addition, shares of common stock can be released with the prior written consent of Goldman, Sachs & Co. See "Shares Eligible for Future Sale" for a discussion of transfer restrictions that apply to the common stock.


     At the request of ArrowPoint, the underwriters have reserved up to 650,000 shares of common stock for sale, at the initial public offering price, to directors, officers, employees, stockholders and friends of ArrowPoint through a directed share program. There can be no assurance that any of the reserved shares will be so purchased. The number of shares of common stock available for sale to the general public in the public offering will be reduced by the number of reserved shares sold. Any reserved shares not so purchased will be offered to the general public on the same basis as the other shares offered hereby.

     Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among ArrowPoint and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be ArrowPoint's historical performance, estimates of the business potential and earnings prospects of ArrowPoint, an assessment of ArrowPoint's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     ArrowPoint has applied to list the common stock on the Nasdaq National Market under the symbol "ARPT".

     In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters of this offering. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations. Any underwriters making such Internet distributions will follow the procedures for online distributions previously cleared with the Securities and Exchange Commission.

     ArrowPoint estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $925,000.

     ArrowPoint has agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act of 1933.


     In January 2000, ArrowPoint sold shares of its Series E preferred stock in a private placement. In this private placement, a managing director of Goldman, Sachs & Co. purchased 4,730 shares of Series E preferred stock, which are convertible into an aggregate of 9,460 shares of common stock, for approximately $100,000, or $21.14 per share of Series E preferred stock. These shares will be subject to restrictions on transfer for the period required by the National Association of Securities Dealers. This individual purchased these shares on the same terms as the other investors in the private placement.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for ArrowPoint by Hale and Dorr LLP, Boston, Massachusetts. Legal matters in connection with this offering will be passed upon for the underwriters by Ropes & Gray, Boston, Massachusetts. H&D Investments 97, a fund affiliated with Hale and Dorr LLP, owns 4,901 shares of Series D preferred stock of ArrowPoint.

                                    EXPERTS

     The audited consolidated financial statements as of December 31, 1998 and 1999 and for the period from inception (April 14, 1997) to December 31, 1997 and for the years ended December 31, 1998 and 1999, included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to our company and our common stock, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to such exhibit. Copies of the registration statement may be examined without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of all or any portion of the registration statement may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the Commission at 1-800-SEC-0330, at prescribed rates. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy, registration and information statements and other information regarding registrants, such as us, that make electronic filings with the Commission.

     We intend to furnish to our stockholders annual reports containing financial statements audited by an independent public accounting firm.

                        ARROWPOINT COMMUNICATIONS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-2
Consolidated Balance Sheets as of December 31, 1998 and 1999
  and Pro Forma December 31, 1999 (Unaudited)...............  F-3
Consolidated Statements of Operations for the period from
  inception (April 14, 1997) to December 31, 1997 and for
  the years ended December 31, 1998 and 1999................  F-4
Consolidated Statements of Redeemable Convertible Preferred
  Stock And Stockholders' Equity (Deficit) for the period
  from inception (April 14, 1997) to December 31, 1997, for
  the years ended December 31, 1998 and 1999 and Pro Forma
  December 31, 1999 (Unaudited).............................  F-5
Consolidated Statements of Cash Flows for the period from
  inception (April 14, 1997) to December 31, 1997, and for
  the years ended December 31, 1998 and 1999................  F-6
Notes to Consolidated Financial Statements..................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of ArrowPoint Communications, Inc.:

We have audited the accompanying consolidated balance sheets of ArrowPoint Communications, Inc. (a Delaware corporation) and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for the period from inception (April 14, 1997) to December 31, 1997, and for the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ArrowPoint Communications, Inc. and subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the period from inception (April 14, 1997) to December 31, 1997, and for the years ended December 31, 1998 and 1999, in conformity with generally accepted accounting principles.

Boston, Massachusetts                     Arthur Andersen LLP
January 26, 2000, except with respect to the matters discussed in

Notes 7(a) and 7(d)(ii), as to which

the date is February 29,
2000.

                        ARROWPOINT COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                                               PRO FORMA
                                                                      DECEMBER 31,            DECEMBER 31,
                                                              ----------------------------        1999
                                                                  1998            1999         NOTE 1(b)
                                                                  ----            ----        ------------
                                                                                              (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $  4,339,436    $ 10,730,584    $ 24,586,000
  Accounts receivable, net of allowance for doubtful
    accounts of $0 and $250,000 at December 31, 1998 and
    1999, respectively......................................        14,685       4,744,902       4,744,902
  Inventory.................................................     1,511,154       2,864,072       2,864,072
  Prepaid expenses..........................................       112,134         541,442         541,442
                                                              ------------    ------------    ------------
        Total current assets................................     5,977,409      18,881,000      32,736,416
                                                              ------------    ------------    ------------
Property and Equipment, at cost:
  Equipment and software....................................     2,093,932       4,735,760       4,735,760
  Furniture and fixtures....................................       100,122         339,239         339,239
  Leasehold improvements....................................        44,679         761,478         761,478
                                                              ------------    ------------    ------------
                                                                 2,238,733       5,836,477       5,836,477
  Less -- Accumulated depreciation and amortization.........       569,063       1,702,251       1,702,251
                                                              ------------    ------------    ------------
                                                                 1,669,670       4,134,226       4,134,226
Other Assets................................................        16,014         190,676         190,676
                                                              ------------    ------------    ------------
        Total assets........................................  $  7,663,093    $ 23,205,902    $ 37,061,318
                                                              ============    ============    ============
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
  STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Loans payable.............................................  $    206,614    $  1,146,864    $  1,146,864
  Accounts payable..........................................       661,340       3,322,676       3,322,676
  Accrued expenses..........................................       299,088       1,590,507       1,590,507
  Deferred revenue..........................................            --       2,470,525       2,470,525
                                                              ------------    ------------    ------------
        Total current liabilities...........................     1,167,042       8,530,572       8,530,572
                                                              ------------    ------------    ------------
Loans Payable, net of current portion.......................       469,576              --              --
                                                              ------------    ------------    ------------
Commitments and Contingencies (Note 6)
Redeemable Convertible Preferred Stock, $ .01 par value;
  12,500,000 shares authorized, 8,242,292 shares and
    9,844,735 shares issued and outstanding at December 31,
    1998 and 1999, respectively; none authorized, issued and
    outstanding, pro forma..................................    18,188,751      34,533,670              --
Stockholders Equity (Deficit):
  Preferred stock, $.01 par value; 5,000,000 shares
    authorized, none issued and outstanding, pro forma......            --              --              --
  Common stock, $.001 par value; 25,000,000 shares
    authorized, 7,048,700 shares and 8,351,330 shares issued
    at December 31, 1998 and 1999, respectively; 200,000,000
    shares authorized, 29,355,326 shares issued, pro
    forma...................................................         7,049           8,351          29,355
  Additional paid-in capital................................       227,040      20,483,269      75,423,981
  Treasury stock, at cost (190,000 shares and 224,334 shares
    at December 31, 1998 and 1999, respectively)............       (27,900)        (36,484)        (36,484)
  Deferred compensation.....................................            --     (15,299,920)    (15,299,920)
  Accumulated deficit.......................................   (12,368,465)    (25,013,556)    (31,586,186)
                                                              ------------    ------------    ------------
        Total stockholders' equity (deficit)................   (12,162,276)    (19,858,340)     28,530,746
                                                              ------------    ------------    ------------
                                                              $  7,663,093    $ 23,205,902    $ 37,061,318
                                                              ============    ============    ============

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARROWPOINT COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 PERIOD FROM
                                                  INCEPTION
                                                  (APRIL 14,
                                                   1997) TO       YEARS ENDED DECEMBER 31,
                                                 DECEMBER 31,     ------------------------
                                                     1997           1998            1999
                                                 ------------       ----            ----
Revenue........................................  $        --     $   200,683    $ 12,377,037
Cost of Revenue(1).............................           --         149,811       5,110,077
                                                 -----------     -----------    ------------
          Gross margin.........................           --          50,872       7,266,960
Operating Expenses:
  Sales and marketing(1).......................      137,088       3,073,920       9,918,476
  Research and development(1)..................    2,493,686       5,902,657       6,438,004
  General and administrative(1)................      365,665         923,767       1,690,319
  Stock-based compensation.....................           --              --       2,342,804
                                                 -----------     -----------    ------------
          Total operating expenses.............    2,996,439       9,900,344      20,389,603
                                                 -----------     -----------    ------------
          Operating loss.......................   (2,996,439)     (9,849,472)    (13,122,643)
Interest Income................................      142,311         416,784         584,043
Interest Expense...............................       (1,969)        (14,292)        (67,366)
                                                 -----------     -----------    ------------
          Net loss.............................  $(2,856,097)    $(9,446,980)   $(12,605,966)
                                                 ===========     ===========    ============
Net Loss Per Share:
  Basic and diluted............................  $    (11.36)    $     (6.26)   $      (3.99)
                                                 ===========     ===========    ============
  Pro forma basic and diluted..................                                 $      (0.57)
                                                                                ============
Shares Used In Computing Net Loss Per Share:
  Basic and diluted............................      251,482       1,508,506       3,157,412
  Pro forma basic and diluted..................                                   22,277,486
---------------

(1) Excludes non-cash, stock-based compensation
    as follows:
       Cost of revenue.........................  $        --     $        --    $    200,568
                                                 ===========     ===========    ============
       Sales and marketing.....................  $        --     $        --    $    741,090
                                                 ===========     ===========    ============
       Research and development................  $        --     $        --    $    344,657
                                                 ===========     ===========    ============
       General and administrative..............  $        --     $        --    $  1,056,489
                                                 ===========     ===========    ============

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARROWPOINT COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

       CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                       AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                       REDEEMABLE
                                                       CONVERTIBLE           CONVERTIBLE PREFERRED
                                                     PREFERRED STOCK                 STOCK                 COMMON STOCK
                                                -------------------------   -----------------------   ----------------------
                                                               CARRYING                  CARRYING                    $.001
                                                  SHARES        AMOUNT       SHARES       AMOUNT        SHARES     PAR VALUE
                                                  ------       --------      ------      --------       ------     ---------
Inception (April 14, 1997)....................          --   $         --         --   $         --           --    $    --
 Sale of common stock.........................          --             --         --             --    6,257,700      6,258
 Sale of Series A redeemable convertible
   preferred stock, net of issuance costs of
   $23,800....................................   5,750,000      5,750,000         --             --           --         --
 Net loss.....................................          --             --         --             --           --         --
                                                ----------   ------------   --------   ------------   ----------    -------
Balance, December 31, 1997....................   5,750,000      5,750,000         --             --    6,257,700      6,258
                                                ----------   ------------   --------   ------------   ----------    -------
 Sale of common stock.........................          --             --         --             --      791,000        791
 Sale of Series B redeemable convertible
   preferred stock, net of issuance costs of
   $23,811....................................   2,213,828     10,250,024         --             --           --         --
 Sale of Series C redeemable convertible
   preferred stock, net of issuance costs of
   $17,777....................................     278,464      2,188,727         --             --           --         --
 Purchase of treasury stock...................          --             --         --             --           --         --
 Net loss.....................................          --             --         --             --           --         --
                                                ----------   ------------   --------   ------------   ----------    -------
Balance, December 31, 1998....................   8,242,292     18,188,751         --             --    7,048,700      7,049
                                                ----------   ------------   --------   ------------   ----------    -------
 Sale of common stock.........................          --             --         --             --    1,302,630      1,302
 Sale of Series D redeemable convertible
   preferred stock, net of issuance costs of
   $39,125....................................   1,602,443     16,344,919         --             --           --         --
 Purchase of treasury stock...................          --             --         --             --           --         --
 Deferred compensation related to stock
   options and capital stock..................          --             --         --             --           --         --
 Amortization of deferred compensation........          --             --         --             --           --         --
 Net loss.....................................          --             --         --             --           --         --
                                                ----------   ------------   --------   ------------   ----------    -------
Balance, December 31, 1999....................   9,844,735     34,533,670         --             --    8,351,330      8,351
                                                ----------   ------------   --------   ------------   ----------    -------
 Sale of Series E convertible preferred stock,
   net of issuance costs of $39,124
   (unaudited)................................          --             --    657,263     13,855,416           --         --
 Conversion of convertible preferred stock
   into common stock (unaudited)..............  (9,844,735)   (34,533,670)  (657,263)   (13,855,416)  21,003,996     21,004
                                                ----------   ------------   --------   ------------   ----------    -------
Pro Forma Balance, December 31, 1999
 (unaudited)..................................          --   $         --         --   $         --   29,355,326    $29,355
                                                ==========   ============   ========   ============   ==========    =======


                                                                                                                     TOTAL
                                                ADDITIONAL      TREASURY STOCK                                   STOCKHOLDERS'
                                                  PAID-IN     ------------------     DEFERRED     ACCUMULATED       EQUITY
                                                  CAPITAL     SHARES      COST     COMPENSATION     DEFICIT        (DEFICIT)
                                                ----------    ------      ----     ------------   -----------    -------------
Inception (April 14, 1997)....................  $        --        --   $     --   $        --    $         --   $         --
 Sale of common stock.........................       26,331        --         --            --              --         32,589
 Sale of Series A redeemable convertible
   preferred stock, net of issuance costs of
   $23,800....................................           --        --         --            --         (23,800)       (23,800)
 Net loss.....................................           --        --         --            --      (2,856,097)    (2,856,097)
                                                -----------   -------   --------   ------------   ------------   ------------
Balance, December 31, 1997....................       26,331        --         --                    (2,879,897)    (2,847,308)
                                                -----------   -------   --------   ------------   ------------   ------------
 Sale of common stock.........................      200,709        --         --            --              --        201,500
 Sale of Series B redeemable convertible
   preferred stock, net of issuance costs of
   $23,811....................................           --        --         --            --         (23,811)       (23,811)
 Sale of Series C redeemable convertible
   preferred stock, net of issuance costs of
   $17,777....................................           --        --         --            --         (17,777)       (17,777)
 Purchase of treasury stock...................           --   190,000    (27,900)           --              --        (27,900)
 Net loss.....................................           --        --         --            --      (9,446,980)    (9,446,980)
                                                -----------   -------   --------   ------------   ------------   ------------
Balance, December 31, 1998....................      227,040   190,000    (27,900)                  (12,368,465)   (12,162,276)
                                                -----------   -------   --------   ------------   ------------   ------------
 Sale of common stock.........................    2,613,505        --         --            --              --      2,614,807
 Sale of Series D redeemable convertible
   preferred stock, net of issuance costs of
   $39,125....................................           --        --         --            --         (39,125)       (39,125)
 Purchase of treasury stock...................           --    34,334     (8,584)           --              --         (8,584)
 Deferred compensation related to stock
   options and capital stock..................   17,642,724        --         --   (17,642,724)             --             --
 Amortization of deferred compensation........           --        --         --     2,342,804              --      2,342,804
 Net loss.....................................           --        --         --                   (12,605,966)   (12,605,966)
                                                -----------   -------   --------   ------------   ------------   ------------
Balance, December 31, 1999....................   20,483,269   224,334    (36,484)  (15,299,920)    (25,013,556)   (19,858,340)
                                                -----------   -------   --------   ------------   ------------   ------------
 Sale of Series E convertible preferred stock,
   net of issuance costs of $39,124
   (unaudited)................................    6,572,630        --         --            --      (6,572,630)    13,855,416
 Conversion of convertible preferred stock
   into common stock (unaudited)..............   48,368,082        --         --            --              --     34,533,670
                                                -----------   -------   --------   ------------   ------------   ------------
Pro Forma Balance, December 31, 1999
 (unaudited)..................................  $75,423,981   224,334   $(36,484)  $(15,299,920)  $(31,586,186)  $ 28,530,746
                                                ===========   =======   ========   ============   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.
                                      F-5

                        ARROWPOINT COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  PERIOD FROM
                                                   INCEPTION
                                                (APRIL 14, 1997)     YEARS ENDED DECEMBER 31,
                                                TO DECEMBER 31,      ------------------------
                                                      1997             1998            1999
                                                ----------------       ----            ----
Cash Flows from Operating Activities:
  Net loss....................................    $(2,856,097)      $(9,446,980)   $(12,605,966)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
     Depreciation and amortization............         73,284           495,779       1,133,188
     Amortization of deferred compensation....             --                --       2,342,804
     Changes in operating assets and
       liabilities:
       Accounts receivable....................             --           (14,685)     (4,730,217)
       Inventories............................             --        (1,511,154)     (1,352,918)
       Prepaid expenses.......................        (73,827)          (38,307)       (429,308)
       Other assets...........................        (10,331)           (5,683)       (174,662)
       Accounts payable.......................        297,330           364,010       2,661,336
       Accrued expenses.......................        123,267           175,821       1,291,419
       Deferred revenue.......................             --                --       2,470,525
                                                  -----------       -----------    ------------
          Net cash used in operating
            activities........................     (2,446,374)       (9,981,199)     (9,393,799)
                                                  -----------       -----------    ------------
Cash Flows from Investing Activities:
  Purchases of property and equipment.........       (608,487)       (1,493,550)     (3,597,744)
                                                  -----------       -----------    ------------
Cash Flows from Financing Activities:
  Net proceeds from sale of Series A
     redeemable convertible preferred stock...      5,726,200                --              --
  Net proceeds from sale of Series B
     redeemable convertible preferred stock...             --        10,226,213              --
  Net proceeds from sale of Series C
     redeemable convertible preferred stock...             --         2,170,950              --
  Net proceeds from sale of Series D
     redeemable convertible preferred stock...             --                --      16,305,794
  Proceeds from sale of common stock..........         32,589           201,500       2,614,807
  Purchase of treasury stock..................             --           (27,900)         (8,584)
  Proceeds from loans payable.................             --           676,190         688,530
  Payments on loans payable...................             --          (114,756)       (217,856)
  Payments on capital lease obligations.......        (21,940)               --              --
                                                  -----------       -----------    ------------
          Net cash provided by financing
            activities........................      5,736,849        13,132,197      19,382,691
                                                  -----------       -----------    ------------
Net Increase in Cash and Cash Equivalents.....      2,681,988         1,657,448       6,391,148
                                                  -----------       -----------    ------------
Cash and Cash Equivalents, beginning of
  period......................................             --         2,681,988       4,339,436
                                                  -----------       -----------    ------------
Cash and Cash Equivalents, end of period......    $ 2,681,988       $ 4,339,436    $ 10,730,584
                                                  ===========       ===========    ============
Supplemental Disclosure of Cash Flow
  Information:
  Cash paid during the year for interest......    $     1,968       $    14,292    $     57,484
                                                  ===========       ===========    ============

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARROWPOINT COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

(1)  OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     ArrowPoint Communications, Inc. (the Company or ArrowPoint) was incorporated as a Delaware corporation on April 14, 1997 and provides intelligent Web switches that enable customers to deploy a global Web network architecture to optimize e-commerce transactions and the delivery of Web content. The Company's products, which are specifically designed for the Web, are intended to enhance the performance, scalability, availability, reliability and security of customers' Web sites.

     The Company incurred net losses of $2,856,097, $9,446,980, and $12,605,966 for the period from inception (April 14, 1997) to December 31, 1997 and for the years ended December 31, 1998 and 1999, respectively. At December 31, 1999, the Company had an accumulated deficit of $25,013,556. During 1998, ArrowPoint commenced commercial shipment of its products and emerged from the development stage. Although no longer in the development stage, ArrowPoint continues to be subject to the risks and challenges similar to other companies in a similar stage of development. These risks include, but are not limited to, dependence on key individuals, dependence on a single contract manufacturer and key suppliers of integral components, successful development and marketing of products, the ability to obtain adequate financing to support growth and competition from substitute products and larger companies with greater financial, technical, management and marketing resources.

     The accompanying consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in these notes to consolidated financial statements.

  (a)  USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (b)  UNAUDITED PRO FORMA PRESENTATION

     The unaudited pro forma consolidated balance sheet as of December 31, 1999, reflects the automatic conversion of all outstanding shares of Series A, B, C and D redeemable convertible preferred stock into 19,689,470 shares of common stock which will occur upon the closing of the Company's proposed initial public offering. The unaudited pro forma consolidated balance sheet as of December 31, 1999, also reflects the sale of 657,263 shares of Series E convertible preferred stock in January 2000, the automatic conversion of those shares into 1,314,526 shares of the Company's common stock upon the closing of the Company's proposed initial public offering and a charge to accumulated deficit of $6,572,630 related to the fair value of the beneficial conversion feature of the Series E convertible preferred stock.

  (c)  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

                        ARROWPOINT COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (d)  REVENUE RECOGNITION


     The Company recognizes revenue from product sales to end users, resellers and OEMs upon product shipment, provided that there are no uncertainties regarding acceptance, there is persuasive evidence of an arrangement, the sales price is fixed or determinable and collection of the related receivable is probable. If uncertainties exist, the Company recognizes revenue when those uncertainties are resolved. The Company's distributors have certain limited rights of return and therefore, the Company recognizes revenue on product sales to distributors when the rights of return lapse, provided that there are no uncertainties regarding acceptance, there is persuasive evidence of an arrangement, the sales price is fixed or determinable and collection of the related receivable is probable. If uncertainties exist, the Company recognizes revenue when those uncertainties are resolved. In multiple element arrangements that contain product and service elements, the Company uses the residual method when fair value does not exist for one of the delivered elements in the arrangement. Under the residual method, the fair value of the undelivered elements is deferred and subsequently recognized. The Company has established vendor specific objective evidence of fair value for support services. Accordingly, product revenue is recognized under the residual method in arrangements in which the product is sold with support services. Service revenue is recognized as the services are performed or ratably over the terms of the service contracts. Amounts collected or billed prior to satisfying the above revenue recognition criteria are reflected as deferred revenue.


     Warranty costs are estimated and recorded by the Company at the time of product revenue recognition.

  (e)  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of 90 days or less at the time of purchase to be cash equivalents.

  (f)  CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

     Statement of Financial Accounting Standards (SFAS) No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. The Company has no significant off-balance-sheet concentrations such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Company maintains the majority of its cash and cash equivalent balances with one financial institution. One customer represented approximately 11% of total accounts receivable at December 31, 1999. In 1998, three customers accounted for 57%, 22% and 16% of revenue, respectively. In 1999, one customer accounted for 14% of revenue.

  (g)  SINGLE SOURCE SUPPLIERS AND SINGLE CONTRACT MANUFACTURER

     Several key components of the Company's products are currently available from single vendors. If the Company is unable to obtain sufficient quantities of these components, it would be unable to manufacture and ship its products on a timely basis. This could result in lost or delayed revenue, damage to the Company's reputation and increased manufacturing costs.

     The Company currently subcontracts the manufacturing and testing of its products to an independent manufacturer. The Company's reliance on a single manufacturer exposes it to a number of risks, including reduced control over manufacturing capacity, product completion and

                        ARROWPOINT COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

delivery times, product quality, and manufacturing costs. If the Company experiences increased demand for its products, the challenges it faces in managing its relationship with the independent manufacturer will be increased. If the independent manufacturer is unable or unwilling to manufacture a sufficient quantity of products on the time schedules and with the quality that the Company demands, the Company may be forced to engage additional or replacement manufacturers, which could result in additional expenses and delays in product shipments.

  (h)  INVENTORIES

     Inventories are stated at the lower of cost or market, determined on a FIFO (first-in, first-out) basis and consist of the following:

                                                       1998          1999
                                                       ----          ----
Raw materials.....................................  $1,050,649    $  170,822
Work-in-process...................................     234,435       256,094
Finished goods....................................     226,070     2,437,156
                                                    ----------    ----------
                                                    $1,511,154    $2,864,072
                                                    ==========    ==========

  (i)  DEPRECIATION AND AMORTIZATION

     The Company provides for depreciation on a straight-line basis to allocate the cost of the assets over their estimated useful lives as follows:

                                                                ESTIMATED
ASSET CLASSIFICATION                                           USEFUL LIFE
--------------------                                           -----------
Equipment and software......................................    2-3 years
Furniture and fixtures......................................     5 years
Leasehold improvements......................................  Life of lease

  (j)  RESEARCH AND DEVELOPMENT COSTS

     The costs of the development of hardware products and enhancements to existing hardware products are expensed as incurred. The Company accounts for its software development costs in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Accordingly, the costs for the development of new software that are included in the hardware products and substantial enhancements to such existing software are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized. The Company determines technological feasibility has been established at the time at which a working model of the software has been completed. Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

  (k)  NET LOSS PER SHARE

     Basic and diluted net loss per share are presented in conformity with SFAS No. 128, Earnings Per Share for all periods presented. In accordance with SFAS No. 128, basic and diluted net loss per common share was determined by dividing net loss available for common stockholders by the weighted average common shares outstanding during the period, less shares subject to repurchase. Basic and diluted net loss per share are the same because all outstanding

                        ARROWPOINT COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

common stock options have been excluded as they are considered antidilutive since the Company has incurred a net loss for all periods presented. Options to purchase a total of 966,000 and 3,805,070 common shares have been excluded from the computations of diluted weighted average shares outstanding for the years ended December 31, 1998 and 1999, respectively. Shares of common stock issuable upon the conversion of outstanding shares of convertible preferred stock have also been excluded for all periods presented.

     In accordance with the SEC Staff Accounting Bulletin No. 98, Earnings Per Share in an Initial Public Offering, the Company has determined that there were no nominal issuances of the Company's common stock prior to the Company's proposed initial public offering.

     The Company's historical capital structure is not indicative of its capital structure after the proposed initial public offering due to the automatic conversion of all shares of preferred stock into common stock concurrent with the closing of the Company's proposed initial public offering. Accordingly, pro forma net loss per share is presented for the year ended December 31, 1999 assuming the conversion of all outstanding shares of preferred stock into common stock upon the closing of the Company's initial public offering using the if-converted method from the respective dates of issuance.

     The following table reconciles the weighted average common shares outstanding to the shares used in the computation of pro forma basic and diluted net loss per share:

                                                                 1999
                                                                 ----
Weighted average common shares outstanding..................   3,157,412
Add: Weighted average common shares issued upon the
  conversion of preferred stock.............................  19,120,074
                                                              ----------
Pro forma basic and diluted weighted average common shares
  outstanding...............................................  22,277,486
                                                              ==========

  (l)  COMPREHENSIVE INCOME (LOSS)

     SFAS No. 130, Reporting Comprehensive Income, requires disclosure of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. The Company does not have any components of comprehensive income (loss) other than its reported net loss.

  (m)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial instruments consist principally of cash, accounts receivable, accounts payable and notes payable. The estimated fair value of these instruments approximates their carrying value.

(2)  ACCOUNTS RECEIVABLE

     Accounts receivable, which result primarily from product sales, are presented net of an allowance for doubtful accounts. The activity in the Company's allowance for doubtful accounts is as follows:

                                       BALANCE AT                                 BALANCE AT
                                      BEGINNING OF    CHARGED TO                    END OF
                                         PERIOD        EXPENSE      WRITE-OFFS      PERIOD
                                      ------------    ----------    ----------    ----------
Year ended December 31, 1999........       $--         $260,000      $10,000       $250,000
                                           ==          ========      =======       ========

                        ARROWPOINT COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(3)  ACCRUED EXPENSES

     Accrued expenses at December 31, 1998 and 1999 consisted of the following:

                                                       1998         1999
                                                       ----         ----
Payroll and payroll-related........................  $166,066    $  860,196
Other..............................................   133,022       730,311
                                                     --------    ----------
                                                     $299,088    $1,590,507
                                                     ========    ==========

(4)  INCOME TAXES

     The Company accounts for federal and state income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized based on temporary differences between the financial statement and tax bases of assets and liabilities using currently enacted tax rates.

     No provision for federal or state income taxes has been recorded, as the Company has incurred net operating losses for all periods presented. As of December 31, 1999, the Company had net operating loss and tax credit carryforwards of approximately $20,594,000 and $1,097,000, respectively, available to reduce future federal and state income taxes, if any. If not utilized, these carryforwards will expire at various dates through 2019. If substantial changes in the Company's ownership were to occur, as defined by
Section 382 of the Internal Revenue Code, there could be annual limitations on the amount of carryforwards that can be utilized in future periods.

     The approximate income tax effects of each type of temporary differences and carryforwards are as follows:

                                                       DECEMBER 31,
                                                ---------------------------
                                                   1998            1999
                                                   ----            ----
Net operating loss carryforwards..............  $ 4,804,000    $  8,293,000
Research credits carryforwards................      575,000       1,097,000
Temporary differences.........................      492,000       1,666,000
                                                -----------    ------------
Gross deferred tax assets.....................    5,871,000      11,056,000
Valuation allowance...........................   (5,871,000)    (11,056,000)
                                                -----------    ------------
                                                $        --    $         --
                                                ===========    ============

     The Company has recorded a 100% valuation allowance against its gross deferred tax assets as of December 31, 1998 and 1999 because the future realizability of such assets is uncertain.

(5)  LOANS PAYABLE

     As of December 31,1999, the Company has an equipment line-of-credit agreement (the Equipment Line) and an accounts receivable line-of-credit agreement (the Accounts Receivable Line) with a bank.

                        ARROWPOINT COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (a)  EQUIPMENT LINE

     This agreement provides for three separate loan commitments consisting of
(i) a Tranche A commitment of up to $2 million, (ii) a Tranche B commitment of up to $2 million less the amount outstanding on Tranche A and (iii) a Tranche C commitment of up to $2 million less the amounts outstanding under Tranche A and
B. Advances totaling $676,190 were outstanding under Tranche A at December 31, 1998 and converted to a term loan payable in 36 equal installments commencing on February 1, 1999. Amounts outstanding under this term loan at December 31, 1999 were $469,577. Advances totaling $80,947 under Tranche B converted to a term loan payable in 36 equal installments commencing on July 1, 1999. Amounts outstanding under this term loan at December 31, 1999 were $69,704. Advances totaling $607,583 were outstanding under Tranche C at December 31, 1999 and will convert to a term loan payable in 36 equal installments commencing on October 1, 2000.

     Amounts due under the Equipment Line are collateralized by the assets purchased under the Equipment Line. All outstanding amounts bear interest at the prime rate (8.50% at December 31, 1999) plus 0.5%.

  (b)  ACCOUNTS RECEIVABLE LINE

     Borrowings under the Accounts Receivable Line are limited to the lesser of $5 million or an amount based on eligible trade accounts receivable. The maturity date of this agreement is June 30, 2000. All outstanding amounts under the Accounts Receivable Line bear interest at the prime rate (8.50% at December 31, 1999). At December 31, 1999, there were no amounts outstanding under the Accounts Receivable Line. In addition, the Company is required to comply with certain financial and restrictive covenants.

     Pursuant to the line of credit agreements, the Company is required to comply with financial and restrictive covenants related to, among other things, minimum liquidity, maximum leverage, profitability and net worth. As of December 31, 1999, the Company was out of compliance with one of these covenants. The bank waived the Company's non-compliance with this covenant for the year ended December 31, 1999. The waiver does not apply to periods after December 31, 1999. The Company is currently renegotiating the financial covenants under these line of credit agreements. Accordingly, amounts outstanding under the lines of credit have been classified as short-term.

(6)  COMMITMENTS AND CONTINGENCIES

  (a)  OPERATING LEASES

     The Company leases certain equipment and conducts its operations in leased facilities and is obligated to pay monthly rent through October 31, 2004. Rental expense charged to operations in the period from inception (April 14, 1997) to December 31, 1997 and the years ended December 31, 1998 and 1999 was approximately $57,000, $175,000 and $525,000, respectively.

                        ARROWPOINT COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

As of December 31, 1999, the approximate minimum future rental payments under these operating lease agreements are as follows:

                                                    AMOUNT
                                                    ------
2000............................................  $  943,000
2001............................................     852,000
2002............................................     853,000
2003............................................     854,000
2004............................................     709,000
Thereafter......................................          --
                                                  ----------
                                                  $4,211,000
                                                  ==========

  (b)  LITIGATION

     The Company was named a defendant in a civil suit filed in the United States District Court for the Southern District of New York by Arrow Electronics, Inc. on July 19, 1999. In the lawsuit, Arrow Electronics asserts trademark infringement and associated state law claims. In particular, Arrow Electronics alleges that customers are likely to be confused between Arrow Electronics and ArrowPoint, and by use of the Internet domain name arrowpoint.com. Arrow Electronics is seeking an injunction precluding the Company from using the name ArrowPoint and requiring the Company to relinquish registration of the domain name arrowpoint.com. The Company has filed an answer denying all material allegations asserted in the complaint. The case is presently in the early stages of discovery. The Company intends to vigorously defend this lawsuit, including its right to use the ArrowPoint trademark and the arrowpoint.com domain name. Arrow Electronics is not seeking the recovery of monetary damages from the Company. Although the Company is unable to estimate the costs associated with changing its corporate name, the Company believes that an adverse outcome in this suit would not have a material impact on its financial condition or results of operations.

     The Company is not currently a party to any other legal proceedings.

(7)  STOCKHOLDERS' EQUITY (DEFICIT)

  (a)  BOARD OF DIRECTORS' AND STOCKHOLDERS' ACTIONS

     The Company's Board of Directors and stockholders approved the following on January 25, 2000 and February 18, 2000, respectively:

     - amendment to the certificate of incorporation increasing the number of authorized shares of common stock, $.001 par value per share, from 25,000,000 shares to 200,000,000 shares and authorizing 5,000,000 shares of preferred stock, $.01 par value per share;

     - an increase in the number of shares issuable under the Company's 1997 Stock Incentive Plan from 11,000,000 shares to 19,000,000 shares;

     - the adoption of the 2000 Non-Employee Director Stock Option Plan under which an aggregate of 300,000 shares of common stock may be issued; and

                        ARROWPOINT COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     - the adoption of the 2000 Employee Stock Purchase Plan under which an aggregate of 400,000 shares of common stock, subject to automatic increase as described in the Plan, may be issued.

     On January 25, 2000, the Company's Board of Directors approved a two-for-one split of the outstanding common stock, to be effected in the form of a 100% dividend of common stock payable on February 29, 2000 to stockholders of record at the close of business on February 18, 2000. All share and per share amounts for all periods presented have been retroactively adjusted to reflect the two-for-one stock split.

     The Company's Board of Directors and stockholders also approved on January 25, 2000 and February 18, 2000, respectively, an amended and restated certificate of incorporation that would be effective following the closing of the Company's proposed initial public offering that would:

     - eliminate all references to the Series Convertible Preferred Stock; and

     - establish the authorized capitalization of the Company at 200,000,000 shares of common stock, $.001 par value per share and 5,000,000 shares of undesignated preferred stock, $.01 par value per share.

  (b)  PREFERRED STOCK

     At December 31, 1999, the Company had 12,500,000 authorized shares of preferred stock, of which 5,750,000 shares had been designated as Series A redeemable convertible preferred stock (Series A Preferred Stock), 2,213,828 shares had been designated as Series B redeemable convertible preferred stock (Series B Preferred Stock), 278,464 shares had been designated as Series C redeemable convertible preferred stock (Series C Preferred Stock) and 1,602,443 shares had been designated as Series D redeemable convertible preferred stock (Series D Preferred Stock).

     During 1997, the Company sold 5,750,000 shares of Series A Preferred Stock at $1.00 per share for net proceeds of $5,726,200. On February 5, 1998, the Company sold 2,213,828 shares of Series B Preferred Stock at $4.63 per share for net proceeds of $10,226,213. On September 30, 1998, the Company sold 278,464 shares of Series C Preferred Stock at $7.86 per share for net proceeds of $2,170,950. On February 17, 1999, the Company sold 1,502,443 shares of Series D Preferred Stock at $10.20 per share and on November 29, 1999, the Company sold an additional 100,000 shares of Series D Preferred Stock to an employee at $10.20 per share, for net proceeds of $16,305,794. In connection with the November 29, 1999 sale, the Company recorded compensation expense of approximately $460,000. This amount represents the difference between the deemed fair value of the Series D Preferred Stock and $10.20.

     In January 2000, the Company sold 657,263 shares of Series E convertible preferred stock (Series E Preferred Stock) at $21.14 per share for net proceeds of $13,855,416. (See Note 10.)

                        ARROWPOINT COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Redeemable convertible preferred stock outstanding consists of the following:

                                                                                  PRO FORMA
                                                          DECEMBER 31,           DECEMBER 31,
                                                   --------------------------        1999
                                                      1998           1999        (NOTE 1(B))
                                                      ----           ----        ------------
                                                                                 (UNAUDITED)
Series A, $.01 par value -- 5,750,000 shares
  issued and outstanding at December 31, 1998 and
  1999 (at liquidation value) (pro forma -- no
  shares authorized, issued or outstanding)......  $ 5,750,000    $ 5,750,000         $--
Series B, $.01 par value -- 2,213,828 shares
  issued and outstanding at December 31, 1998 and
  1999 (at liquidation value) (pro forma -- no
  shares authorized, issued or outstanding)......   10,250,024     10,250,024         --
Series C, $.01 par value -- 278,464 shares issued
  and outstanding at December 31, 1998 and 1999
  (at liquidation value) (pro forma -- no shares
  authorized, issued or outstanding).............    2,188,727      2,188,727         --
Series D, $.01 par value -- 1,602,443 shares
  issued and outstanding at December 31, 1999 (at
  liquidation value) (pro forma -- no shares
  authorized, issued or outstanding).............           --     16,344,919         --
                                                   -----------    -----------         --
                                                   $18,188,751    $34,533,670         $--
                                                   ===========    ===========         ==

     The rights, preferences and privileges of the Series A, Series B, Series C and Series D Preferred Stock are listed below.

     (I)  DIVIDENDS

     The Company shall not declare or pay any dividends on shares of common stock unless the holders of the Series A, Series B, Series C and Series D Preferred Stock then outstanding receive an amount equal to the dividends declared or paid on common stock. As of December 31, 1999, no dividends have been declared or paid.

     (II)  CONVERSION

     Each share of Series A, Series B, Series C and Series D Preferred Stock is convertible at the option of the holder into two shares of common stock, adjusted for certain dilutive events. In addition, all shares of the Series A, Series B, Series C and Series D Preferred Stock shall be automatically converted into shares of common stock upon the closing of an initial public offering at a per share price of at least $8.25, resulting in net proceeds to the Company of at least $10,000,000.

     (III)  MANDATORY REDEMPTION

     The Company will be required to redeem, subject to certain conditions, on February 16, 2004, February 16, 2005 and February 16, 2006, each a Mandatory Redemption Date, the percentage of Series A, Series B, Series C and Series D Preferred Stock, as listed in the following table, at a rate of $1.00 per share in the case of the Series A Preferred Stock, $4.63

                        ARROWPOINT COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

per share in the case of the Series B Preferred Stock, $7.86 per share in the case of Series C Preferred Stock and $10.20 per share in the case of Series D Preferred Stock.

                                                 PORTION OF SHARES OF
MANDATORY                                        PREFERRED STOCK TO BE
REDEMPTION DATE                                        REDEEMED
---------------                                  ---------------------
February 16, 2004..............................         33.3%
February 16, 2005..............................          50.0
February 16, 2006..............................  All shares then held

     (IV)  VOTING RIGHTS

     The Series A, Series B, Series C and Series D preferred stockholders are entitled to vote on all matters with the common stockholders as if they were one class of stock. The Series A, Series B, Series C and Series D preferred stockholders are entitled to the number of votes equal to the number of shares of common stock into which each share of those series of preferred stock are then convertible.

     (V)  LIQUIDATION

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of the Series A, Series B, Series C and Series D Preferred Stock then outstanding will be entitled to be paid an amount equal to $1.00 per share, $4.63 per share, $7.86 per share and $10.20 per share, respectively, plus any dividends declared but unpaid on such shares prior to any payment to common stockholders. In addition, the Series A and B preferred stockholders will participate with the common stockholders on an if-converted basis in any other proceeds available.

  (c)  COMMON STOCK

     As of December 31, 1999, the Company has 25,000,000 authorized shares of common stock, of which a total of 8,126,996 shares have been issued and are outstanding. As previously discussed, the Company's Board of Directors has approved, subject to stockholder approval, an increase in the number of authorized shares of common stock from 25,000,000 shares to 200,000,000 shares. The Company has reserved a total of 11,000,000 shares of common stock for issuance under the 1997 Stock Incentive Plan, of which 3,127,296 shares have been issued and are outstanding as of December 31, 1999. In addition, the Company has reserved a total of 11,500,000 shares of common stock for the conversion of the Series A Preferred Stock, 4,427,656 shares of common stock for the conversion of the Series B Preferred Stock, 556,928 shares of common stock for the conversion of the Series C Preferred Stock and 3,204,886 shares of common stock for the conversion of the Series D Preferred Stock.

     In 1997, the Company sold 4,999,700 shares of common stock to various employees at prices which represented the fair market value of the common stock. These shares of common stock are subject to repurchase agreements which provide for the vesting of these shares generally over five years. In the event that an employee is terminated, the Company has the right to repurchase any unvested shares at the original issue price. As of December 31, 1999, 2,103,718 shares of common stock were subject to repurchase under these agreements.

                        ARROWPOINT COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (d)  1997 STOCK INCENTIVE PLAN

     In April 1997, the Company's Board of Directors approved the 1997 Stock Incentive Plan (the Plan), which provides for the granting of incentive stock options (ISOs), nonqualified stock options and the sale of common stock to employees, officers, directors, advisors and consultants of the Company.

     (i)  COMMON STOCK

     Under the Plan, the Board of Directors may authorize the sale of common stock to employees, officers, directors, advisors and consultants of the Company. The purchase price for the common stock shall be determined by the Board of Directors. In addition, for each grant, the Board of Directors will determine the terms under which the Company may repurchase such shares.

     During 1997 and 1998, the Company sold 1,258,000 and 791,000 shares of common stock, respectively, to various employees. These shares of common stock were sold at fair market value and are subject to repurchase agreements which provide for the vesting of these shares generally over five years. In 1999, the Company sold 1,211,600 shares of common stock to various employees, subject to repurchase agreements which provide for the vesting of these shares generally over five years. In connection with the 1999 sales of common stock, the Company recorded deferred compensation of approximately $5.7 million which represents the aggregate difference between the deemed fair value and the selling price of the common stock (See (iii) Accounting for Stock-Based Compensation). During 1998 and 1999, the Company repurchased 224,334 shares of common stock from terminated employees. As of December 31, 1999, 2,400,944 shares of common stock sold to employees under the Plan are subject to repurchase.

     (ii)  STOCK OPTIONS

     Under the Plan, the Board of Directors may grant ISOs and nonqualified stock options to employees, officers, directors, advisors and consultants of the Company. ISOs may be granted only to employees. The exercise price of each option shall be determined by the Board of Directors, but it shall not be less than the estimated fair market value on the date of grant. Nonqualified stock options may be granted to employees, officers, directors, advisors or consultants of the Company. The exercise price of each nonqualified stock option shall be determined by the Board of Directors, but it shall not be less than the par value of the common stock on the date of grant. All stock options granted under the Plan expire within 10 years from the date of grant.

                        ARROWPOINT COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Option activity under the Plan is as follows:

                                                                       WEIGHTED
                                                                       AVERAGE
                                        NUMBER OF                      EXERCISE
                                         SHARES      EXERCISE PRICE     PRICE
                                        ---------    --------------    --------
Outstanding, December 31, 1997......           --     $        --       $  --
     Granted........................      966,000     0.05 - 0.40        0.29
                                        ---------     -----------       -----
Outstanding, December 31, 1998......      966,000     0.05 - 0.40        0.29
     Granted........................    3,021,200     0.50 - 5.00        2.34
     Exercised......................      (91,030)    0.05 - 0.40        0.18
     Canceled.......................      (91,100)    0.25 - 0.40        0.34
                                        ---------     -----------       -----
Outstanding, December 31, 1999......    3,805,070     $0.05 - 5.00      $1.92
                                        ---------     -----------       -----
Exercisable, December 31, 1999......      256,234     $0.05 - 0.40      $0.27
                                        =========     ===========       =====

     The following table summarizes information relating to currently outstanding and exercisable stock options as of December 31, 1999:

                                        OUTSTANDING                        EXERCISABLE
                          ----------------------------------------    ---------------------
                                          WEIGHTED
                                           AVERAGE        WEIGHTED                 WEIGHTED
                                          REMAINING       AVERAGE                  AVERAGE
                           NUMBER        CONTRACTUAL      EXERCISE     NUMBER      EXERCISE
RANGE OF EXERCISE PRICES  OF SHARES     LIFE (YEARS)       PRICE      OF SHARES     PRICE
------------------------  ---------     ------------      --------    ---------    --------
$0.05 - 0.40............    783,870         8.58           $0.30       256,234      $ 0.27
 0.50 - 1.25............  1,246,000         9.31            1.05            --          --
 1.75 - 2.25............    931,000         9.74            2.20            --          --
        3.50...........     332,200         9.91            3.50            --          --
        5.00...........     512,000         9.99            5.00            --          --
                          ---------         ----           -----       -------      ------
                          3,805,070         9.41           $1.92       256,234      $ 0.27
                          =========         ====           =====       =======      ======


     During the period from January 1, 2000 to February 29, 2000, the Company granted options to purchase 2,121,300 shares of common stock at an average exercise price of $11.43 and options to purchase 87,372 shares of common stock were exercised at an average exercise price of $0.34. Subsequent to February 29, 2000 the Company granted options to purchase 1,338,100 shares of common stock at an average exercise price of $25.36.


     (iii)  ACCOUNTING FOR STOCK-BASED COMPENSATION


     In 1999, the Company recorded deferred compensation of approximately $17.6 million. This amount represents the aggregate difference between the deemed fair value of the Company's stock and the exercise price of stock options granted and the selling price of stock sold. The Company expects to record additional deferred compensation of approximately $8.8 million in the quarter ending March 31, 2000. All stock options granted and stock sold prior to 1999 were at fair market value and therefore, did not result in deferred compensation. The deferred compensation will be recognized as an expense over the vesting period of the stock and stock options. During the year ended December 31, 1999, the Company recorded approximately $2.3 million of compensation expense. The Company expects to recognize compensation expense of

                        ARROWPOINT COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


approximately $11.1 million, $6.3 million, $3.8 million, $2.1 million, $704,000 and $6,000 during the years ended December 31, 2000, 2001, 2002, 2003, 2004 and 2005, respectively.


     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation, which requires the measurement of the fair value of employee stock options or warrants to be included in the statement of income or disclosed in the notes to the financial statements. The Company has determined that it will account for stock-based compensation for employees and directors under Accounting Principles Board (APB) Opinion No. 25 and elect the disclosure-only alternative under SFAS No. 123, which requires disclosure of the pro forma effects on earnings as if the fair-value-based method of accounting under SFAS No. 123 had been adopted, as well as certain other information. The Company has computed the pro forma disclosures required under SFAS No. 123 for options granted in 1998 and 1999 using the Black-Scholes option pricing model prescribed by SFAS No. 123. The assumptions used for grants during the years ended December 31, 1998 and 1999 include the following:

                                                               1998       1999
                                                               ----       ----
Risk-free interest rates....................................        4%    5% - 6%
Expected dividend yield.....................................       --         --
Volatility factor...........................................      100%       100%
Expected lives..............................................  4 years    4 years
Weighted average fair value of options granted..............    $0.21      $4.70

     If compensation cost had been determined for stock options granted to employees based on the fair value of the awards at the date of grant in accordance with the provisions of SFAS No. 123, the Company's net loss and net loss per share for the years ended December 31, 1998 and 1999 would have increased to the pro forma amounts indicated below:

                                                           1998            1999
                                                           ----            ----
Net loss --
  As reported.........................................  $(9,446,980)   $(12,605,996)
  Pro forma...........................................   (9,478,798)    (13,066,630)
Basic and diluted net loss per share --
  As reported.........................................  $     (6.26)   $      (3.99)
  Pro forma...........................................        (6.28)          (4.14)

     The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions, including expected stock price volatility. Because ArrowPoint's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

(8)  EMPLOYEE BENEFIT PLAN

     In July 1997, the Company adopted a 401(k) retirement plan (the 401(k)
Plan) for eligible employees, as defined. Each participant may elect to contribute up to 15% of his or her compensation for the plan year, subject to certain IRS limitations. Company matching

                        ARROWPOINT COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

contributions are made to the 401(k) Plan at the discretion of the Board of Directors. There have been no discretionary contributions made by the Company to the 401(k) Plan to date.

(9)  SEGMENT AND GEOGRAPHIC INFORMATION

     The Company has adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. To date, the Company has viewed its operations and manages its business as principally one segment. As a result, the financial information disclosed herein represents all of the material financial information related to the Company's principal operating segment.

     The following table represents the percentage of revenue derived from individual countries:

                                                              YEARS ENDED
                                                              DECEMBER 31,
                                                              ------------
                                                              1998    1999
                                                              ----    ----
United States...............................................   84%     53%
Japan.......................................................   16       2
Germany.....................................................   --      10
Other.......................................................   --      35
                                                              ---     ---
                                                              100%    100%
                                                              ---     ---

(10)  SUBSEQUENT EVENT

     In January 2000, the Company amended its certificate of incorporation to authorize 699,837 shares of Series E convertible preferred stock (Series E preferred stock). Also, in January 2000, the Company sold 657,263 shares of Series E preferred stock for $21.14 per share resulting in net proceeds to the Company of approximately $13.9 million. In connection with the sale of Series E preferred stock, the Company will record a charge to accumulated deficit of approximately $6.6 million in the quarter ending March 31, 2000. This amount represents the fair value of the beneficial conversion feature of the Series E preferred stock. This amount will be accounted for like a dividend to preferred stockholders and, as a result, will increase the Company's net loss available to common stockholders and the related net loss per share.

-------------------------------------------------------
-------------------------------------------------------

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS

                                        Page
Prospectus Summary....................    3
Risk Factors..........................    6
Special Note Regarding Forward-
  Looking Statements..................   13
Use Of Proceeds.......................   14
Dividend Policy.......................   14
Capitalization........................   15
Dilution..............................   16
Selected Financial Data...............   17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   18
Business..............................   24
Management............................   36
Transactions with Affiliates..........   42
Principal Stockholders................   44
Description of Capital Stock..........   46
Shares Eligible for Future Sale.......   48
Underwriting..........................   50
Legal Matters.........................   52
Experts...............................   52
Where You Can Find More Information...   52
Index to Financial Statements.........  F-1

                               ------------------

     Through and including             , 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------
                                5,000,000 Shares

                                   ARROWPOINT
                              COMMUNICATIONS, INC.

                                  Common Stock

                               ------------------

                        [ARROWPOINT COMMUNICATIONS LOGO]

                               ------------------

                              GOLDMAN, SACHS & CO.


                           DEUTSCHE BANC ALEX. BROWN



                               J.P. MORGAN & CO.



                      Representatives of the Underwriters


-------------------------------------------------------


-------------------------------------------------------

                                    PART II



                   INFORMATION NOT REQUIRED IN THE PROSPECTUS



ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.



     Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the common stock offered hereby are as follows:



SEC registration fee........................................  $ 47,058
NASD filing fee.............................................    10,275
Nasdaq National Market listing fee..........................    90,000
Printing and engraving expenses.............................   120,000
Legal fees and expenses.....................................   325,000
Accounting fees and expenses................................   275,000
Transfer agent and registrar fees and expenses..............     9,500
Miscellaneous...............................................    48,167
                                                              --------
          Total.............................................  $925,000
                                                              ========


---------------
ArrowPoint will bear all expenses shown above.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law and ArrowPoint's Certificate of Incorporation provide for indemnification of ArrowPoint's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of ArrowPoint and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

     The Underwriting Agreement provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of ArrowPoint against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     In addition, ArrowPoint has purchased a directors and officers liability insurance policy.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In the three years preceding the filing of this registration statement, ArrowPoint has sold the following securities that were not registered under the Securities Act:

     On April 15, 1997, ArrowPoint issued and sold 2,600,000 shares of its common stock to two employees for an aggregate purchase price of $1,300. These sales were made pursuant to Section 4(2) of the Securities Act.

     On April 17, 1997, ArrowPoint issued and sold an aggregate of 5,600,000 shares of its Series A preferred stock to 10 purchasers for an aggregate purchase price of $5,600,000. These sales were made pursuant to Section 4(2) of the Securities Act.

     On August 8, 1997, ArrowPoint issued and sold an aggregate of 20,000 shares of its Series A preferred stock to one purchaser for an aggregate purchase price of $20,000. This sale was made pursuant to Section 4(2) of the Securities Act.

     On August 10, 1997, ArrowPoint issued and sold an aggregate of 15,000 shares of its Series A preferred stock to one purchaser for an aggregate purchase price of $15,000. This sale was made pursuant to Section 4(2) of the Securities Act.

     On August 11, 1997, ArrowPoint issued and sold an aggregate of 35,000 shares of its Series A preferred stock to one purchaser for an aggregate purchase price of $35,000. This sale was made pursuant to Section 4(2) of the Securities Act.

     On August 19, 1997, ArrowPoint issued and sold an aggregate of 35,000 shares of its Series A preferred stock to one purchaser for an aggregate purchase price of $35,000. This sale was made pursuant to Section 4(2) of the Securities Act.

     On December 30, 1997, ArrowPoint issued and sold an aggregate of 25,000 shares of its Series A preferred stock to one purchaser for an aggregate purchase price of $25,000. This sale was made pursuant to Section 4(2) of the Securities Act.

     On December 31, 1997, ArrowPoint issued and sold an aggregate of 20,000 shares of it Series A preferred stock to one purchaser for an aggregate purchase price of $20,000. This sale was made pursuant to Section 4(2) of the Securities Act.

     On February 5, 1998, ArrowPoint issued and sold an aggregate of 2,213,828 shares of its Series B preferred stock to 16 purchasers for an aggregate purchase price of $10,250,023.64. These sales were made pursuant to Section 4(2) of the Securities Act.

     On September 30, 1998, ArrowPoint issued and sold an aggregate of 278,464 shares of its Series C preferred stock to 7 purchasers for an aggregate purchase price of $2,188,727.04. These sales were made pursuant to Section 4(2) of the Securities Act.

     On February 16, 1999, ArrowPoint issued and sold an aggregate of 1,502,443 shares of its Series D preferred stock to 20 purchasers for an aggregate purchase price of $15,324,918.60. These sales were made pursuant to Section 4(2) of the Securities Act.

     On November 24, 1999, ArrowPoint issued and sold an aggregate of 100,000 shares of its Series D preferred stock to one purchaser for an aggregate purchase price of $1,020,000. This sale was made pursuant to Section 4(2) of the Securities Act.

     Between January 14, 2000 and January 26, 2000, ArrowPoint issued and sold an aggregate of 657,263 shares of its Series E preferred stock to 42 purchasers, including 15 venture capital investors, 22 purchasers who are employed by ArrowPoint customers, two purchasers who are employed by a prospective ArrowPoint customer, one director of ArrowPoint, one customer of ArrowPoint and one managing director of an investment bank, for an aggregate purchase price of $13,894,539.82. These sales were made pursuant to Section 4(2) of the Securities Act.


     Between April 15, 1997 and March 21, 2000, ArrowPoint has issued and sold a total of 8,518,938 shares of its common stock to 85 persons for a purchase prices ranging from $.0005 to $3.50 per share. All of these sales were made pursuant to Rule 701 promulgated under the Securities Act.


     No underwriters were involved in any of the foregoing sales of securities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.


EXHIBIT
NO.                                 EXHIBIT
-------   ------------------------------------------------------------
  1.01*   Form of Underwriting Agreement.
  3.01*   Certificate of Incorporation of ArrowPoint, as amended to
          date.
  3.02*   Form of Certificate of Amendment to Certificate of
          Incorporation of ArrowPoint (to be filed prior to closing of this public offering).

EXHIBIT
NO.                                 EXHIBIT
-------   ------------------------------------------------------------
  3.03*   Form of Amended and Restated Certificate of Incorporation of
          ArrowPoint (to be filed following the closing of this public offering).
  3.04*   Amended and Restated By-Laws of ArrowPoint.
  4.01    Specimen Certificate for shares of Common Stock.
  5.01*   Legal Opinion of Hale and Dorr LLP.
 10.01*   1997 Stock Incentive Plan.
 10.02*   2000 Non-Employee Director Stock Option Plan.
 10.03*   Stock Restriction Agreement dated April 15, 1997 between
          ArrowPoint and Chin-Cheng Wu.
 10.04*   Stock Restriction Agreement dated November 29, 1999 between
          ArrowPoint and Louis J. Volpe.
 10.05*   Stock Restriction Agreement dated December 31, 1997 between
          ArrowPoint and Cynthia M. Deysher.
 10.06*   Stock Restriction Agreement dated March 9, 1998 between
          ArrowPoint and Christopher P. Lynch.
 10.07*   Stock Restriction Agreement dated October 10, 1997 between
          ArrowPoint and Peter M. Piscia.
 10.08*   Form of Non-competition and Confidentiality Agreement
          between ArrowPoint and each executive officer.
 10.09*   Investor Rights Agreement dated January 14, 2000 among
          ArrowPoint and the investors named therein.
 10.10+*  Comprehensive Professional Services Agreement dated August
          25, 1999 between ArrowPoint and Plexus Corp.
 10.11*   Sourcepro Software Source Code Escrow Agreement Source File
          Number 7541 dated July 30, 1997 among Source File LLC, MMC
          Networks, Inc. and ArrowPoint.
 10.12*   Office Lease dated August 31, 1999 by and between Nagog Park
          Investors, L.L.C. and ArrowPoint.
 10.13*   Credit Agreement dated as of August 5, 1998 between
          ArrowPoint and Fleet National Bank, as amended.
 10.14*   Series B Preferred Stock Purchase Agreement dated February
          5, 1998 among ArrowPoint and the purchasers named therein.
 10.15*   Series C Preferred Stock Purchase Agreement dated September
          30, 1998 among ArrowPoint and the purchasers named therein.
 10.16*   Series D Preferred Stock Purchase Agreement dated February
          16, 1999 among ArrowPoint and the purchasers named therein.
 10.17*   Series D Preferred Stock Purchase Agreement dated November
          24, 1999 between ArrowPoint and Louis J. Volpe.
 10.18*   Series E Preferred Stock Purchase Agreement dated January
          25, 2000 among ArrowPoint and the purchasers named therein.
 21.01*   Subsidiaries.
 23.01*   Consent of Hale and Dorr LLP (included in Exhibit 5.01).
 23.02    Consent of Arthur Andersen LLP.

EXHIBIT
NO.                                 EXHIBIT
-------   ------------------------------------------------------------
 23.03*   Consent of International Data Corporation.
 24.01*   Power of Attorney.
 27.01*   Financial Data Schedule.


---------------

* Previously filed.


+ Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Commission.

     (b) Financial Statement Schedules.

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser, (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Acton, Massachusetts on March 28, 2000.


                                          ARROWPOINT COMMUNICATIONS, INC.

                                          By:    /s/ CYNTHIA M. DEYSHER
                                            ------------------------------------
                                              Cynthia M. Deysher
                                              Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed by the following persons in the capacities and on the dates indicated.


               SIGNATURE                                   TITLE                          DATE
               ---------                                   -----                          ----
                                           Chairman and Chief Executive Officer
                                             (principal executive officer)
                   *                                                                 March 28, 2000
---------------------------------------
             Chin-Cheng Wu

                                           Chief Financial Officer (principal
                                             financial and accounting officer)
        /s/ CYNTHIA M. DEYSHER                                                       March 28, 2000
---------------------------------------
          Cynthia M. Deysher

                                           Director
                   *                                                                 March 28, 2000
---------------------------------------
          Edward T. Anderson

                                           Director
                   *                                                                 March 28, 2000
---------------------------------------
          James A. Dolce, Jr.

                                           Director
                   *                                                                 March 28, 2000
---------------------------------------
             Paul J. Ferri

                                           Director
                   *                                                                 March 28, 2000
---------------------------------------
            Louis J. Volpe

      *By: /s/ CYNTHIA M. DEYSHER
   ---------------------------------
          Cynthia M. Deysher
           Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NO.                                 EXHIBIT
-------   ------------------------------------------------------------
  1.01*   Form of Underwriting Agreement.
  3.01*   Certificate of Incorporation of ArrowPoint, as amended to
          date.
  3.02*   Form of Certificate of Amendment to Certificate of
          Incorporation of ArrowPoint (to be filed prior to closing of this public offering).
  3.03*   Form of Amended and Restated Certificate of Incorporation of
          ArrowPoint (to be filed following the closing of this public offering).
  3.04*   Amended and Restated By-Laws of ArrowPoint.
  4.01    Specimen Certificate for shares of Common Stock.
  5.01*   Legal Opinion of Hale and Dorr LLP.
 10.01*   1997 Stock Incentive Plan.
 10.02*   2000 Non-Employee Director Stock Option Plan.
 10.03*   Stock Restriction Agreement dated April 15, 1997 between
          ArrowPoint and Chin-Cheng Wu.
 10.04*   Stock Restriction Agreement dated November 29, 1999 between
          ArrowPoint and Louis J. Volpe.
 10.05*   Stock Restriction Agreement dated December 31, 1997 between
          ArrowPoint and Cynthia M. Deysher.
 10.06*   Stock Restriction Agreement dated March 9, 1998 between
          ArrowPoint and Christopher P. Lynch.
 10.07*   Stock Restriction Agreement dated October 10, 1997 between
          ArrowPoint and Peter M. Piscia.
 10.08*   Form of Non-competition and Confidentiality Agreement
          between ArrowPoint and each executive officer.
 10.09*   Investor Rights Agreement dated January 14, 2000 among
          ArrowPoint and the investors named therein.
 10.10+*  Comprehensive Professional Services Agreement dated August
          25, 1999 between the ArrowPoint and Plexus Corp.
 10.11*   Sourcepro Software Source Code Escrow Agreement Source File
          Number 7541 dated July 30, 1997 among Source File LLC, MMC
          Networks, Inc. and ArrowPoint.
 10.12*   Office Lease dated August 31, 1999 by and between Nagog Park
          Investors, L.L.C. and ArrowPoint.
 10.13*   Credit Agreement dated as of August 5, 1998 between
          ArrowPoint and Fleet National Bank, as amended.
 10.14*   Series B Preferred Stock Purchase Agreement dated February
          5, 1998 among ArrowPoint and the purchasers named therein.
 10.15*   Series C Preferred Stock Purchase Agreement dated September
          30, 1998 among ArrowPoint and the purchasers named therein.
 10.16*   Series D Preferred Stock Purchase Agreement dated February
          16, 1999 among ArrowPoint and the purchasers named therein.
 10.17*   Series D Preferred Stock Purchase Agreement dated November
          24, 1999 between ArrowPoint and Louis J. Volpe.
 10.18*   Series E Preferred Stock Purchase Agreement dated January
          25, 2000 among ArrowPoint and the purchasers named therein.

EXHIBIT
NO.                                 EXHIBIT
-------   ------------------------------------------------------------
 21.01*   Subsidiaries.
 23.01*   Consent of Hale and Dorr LLP (included in Exhibit 5.01).
 23.02    Consent of Arthur Andersen LLP.
 23.03*   Consent of International Data Corporation.
 24.01*   Power of Attorney
 27.01*   Financial Data Schedule.


---------------

 * Previously filed.


 + Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Commission.